OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
(Including the Associated Preferred Share Purchase Rights)
OF
PYRAMID BREWERIES INC.
BY
PMID MERGER SUB, INC.
A WHOLLY OWNED SUBSIDIARY
OF
INDEPENDENT BREWERS UNITED, INC.
AT
$2.75 PER SHARE NET TO SELLERS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, JULY 30, 2008
UNLESS THE OFFER IS EXTENDED.

Independent Brewers United, Inc. (“Parent”), through its wholly owned subsidiary, PMID Merger Sub, Inc. (“Offeror”), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Pyramid Breweries Inc. (“PMID”), together with the associated Preferred Share Purchase Rights (the “Company Rights”) issued pursuant to the Rights Agreement, dated June 14, 1999, by and between PMID and ChaseMellon Shareholder Services L.L.C., at a price per share of $2.75, net to the seller in cash (the “Offer Price”), subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated July 2, 2008 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements, collectively constitute the “Offer”). The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 27, 2008 (the “Merger Agreement”), by and among PMID, Parent, Offeror and Magic Hat Brewing Company & Performing Arts Center, Inc., a wholly owned subsidiary of Parent, as guarantor (“Magic Hat”). The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least 66 2/3% of the total number of outstanding Shares on a fully diluted basis, subject to the waiver of such condition by Offeror, which waiver is permitted only if there shall have been validly tendered and not properly withdrawn a number of Shares that represents at least a majority of the total number of outstanding Shares on a fully diluted basis. See Section 14 — “Conditions of the Offer.” After the completion of the Offer and the satisfaction or waiver of certain conditions, it is anticipated that Offeror will merge with and into PMID (the “Merger”), with PMID becoming a wholly owned subsidiary of Parent.

The board of directors of PMID has (i) approved the Merger Agreement, and deemed the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of PMID shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (iii) taken all other action necessary to render the provisions of Chapter 23B.19 of the Washington Business Corporations Act (“WBCA”) on Business Combinations with Interested Shareholders, if applicable, and the Company Rights inapplicable to each of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and (iv) recommended that PMID shareholders accept the Offer and tender their Shares in the Offer.

IMPORTANT

Any PMID shareholder wishing to tender Shares in the Offer must, prior to the expiration of the Offer, either (i) complete and sign the Letter of Transmittal (or a facsimile) in accordance with the instructions in the Letter of

Transmittal, and mail or deliver the Letter of Transmittal and all other required documents to BNY Mellon Shareowner Services (the “Depositary”) together with certificates representing Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” or (ii) request the PMID shareholder’s broker, dealer, commercial bank, trust company or other nominee to effect the tender of Shares to Offeror. A PMID shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that person if the PMID shareholder wishes to tender those Shares.

Any PMID shareholder who wishes to tender Shares and cannot deliver certificates representing those Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined below), or that cannot comply with the procedures for book-entry transfer on a timely basis, may tender Shares pursuant to the guaranteed delivery procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent, at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. PMID shareholders also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents. THIS OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Information Agent for the Offer is:

INNISFREE M&A INCORPORATED
501 Madison Avenue
20th Floor
New York, NY 10022

Banks and Brokerage Firms please call: (212) 750-5833

Call Toll-Free: (888) 750-5834

July 2, 2008

i

SUMMARY TERM SHEET

This summary term sheet highlights the material provisions of this Offer to Purchase and may not contain all the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the fuller terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal.

Securities Sought:	All outstanding shares of common stock, par value $0.01 per share (“Shares”), of Pyramid Breweries Inc. (“PMID”), together with the associated Preferred Share Purchase Rights (“Company Rights”)

Price Offered Per Share:	$2.75 per Share, net to sellers in cash, without interest and subject to any required withholding of taxes (the “Offer Price”)

Scheduled Expiration Time:	12:00 midnight, New York City time, at the end of July 30, 2008

Purchaser:	PMID Merger Sub, Inc. (“Offeror”), a wholly owned subsidiary of Independent Brewers United, Inc. (“Parent”)

Minimum Condition:	At least 66 2/3% of the total number of Shares on a fully diluted basis (assuming conversion or exercise of all derivative securities of PMID, regardless of the conversion or exercise price or other terms and conditions thereof), subject to the waiver of such condition by the Offeror, but only in the event that at least a majority (50.1%) of the total number of Shares on a fully diluted basis have been validly tendered and not properly withdrawn.

PMID Board of Directors’ Recommendation:	The PMID board of directors recommends that PMID shareholders accept the Offer and tender their Shares into the Offer.

Other Information

•	The Offer is the first step in Parent’s plan to acquire all outstanding Shares, as provided in the Agreement and Plan of Merger, dated as of June 27, 2008 (the “Merger Agreement”), by and among PMID, Parent, Offeror and Magic Hat Brewing Company & Performing Arts Center, Inc., a wholly owned subsidiary of Parent, as guarantor (“Magic Hat”). If the Offer is successful, Parent, through its wholly owned subsidiary, intends to acquire any remaining Shares in a merger of Offeror with and into PMID (the “Merger”), pursuant to which each remaining outstanding Shares shall automatically be converted into the right to receive the Offer Price in cash other than any Shares directly held in treasury by PMID or owned by Parent, the Offeror or any other wholly owned subsidiary of Parent or PMID. PMID shareholders will have dissenters’ rights in the Merger, but not in the Offer.

•	The initial offering period of the Offer will expire at 12:00 midnight, New York City time, at the end of Wednesday, July 30, 2008 (or the latest time and date as the Offer may be extended, the “Expiration Date”) unless Offeror extends the Offer. Offeror may, without the consent of PMID, (1) extend the Offer for one or more periods of not more than ten business days if, at the scheduled Expiration Date, any of the conditions of the Offer (see Section 14 — “Conditions of the Offer”) will not have been satisfied or waived, or (2) if all of the conditions of the Offer are satisfied, but the number of Shares validly tendered and not properly withdrawn in the Offer, together with any Shares then owned by Parent, is less than 90% of the outstanding Shares, commence a subsequent offering period for three to twenty business days for the remaining outstanding Shares. In addition, Offeror shall extend the Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the staff of the SEC applicable to the Offer.

•	If Offeror decides to, or is required to, extend the Offer, it will issue a press release giving the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date of the Offer.

PMID Board of Directors’ Recommendation

The PMID board of directors:

•	approved the Merger Agreement, and deemed the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of PMID and PMID shareholders;

•	approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger;

•	took other action necessary to render the provisions of Chapter 23B.19 of the Washington Business Corporations Act (“WBCA”) on Business Combinations with Interested Shareholders, if applicable, and the Company Rights inapplicable to each of the Offer, the Merger and the other transactions contemplated by the Merger Agreement; and

•	recommends that PMID shareholders accept the Offer and tender their Shares in the Offer.

Conditions and Termination

Offeror is not required to complete the Offer, unless:

•	the number of Shares validly tendered and not properly withdrawn is at least 66 2/3% of the total number of Shares on a fully diluted basis (assuming conversion or exercise of all derivative securities of PMID, regardless of the conversion or exercise price or other terms and conditions thereof), subject to the waiver of such condition by Offeror, if the number of Shares validly tendered and not properly withdrawn is at least a majority (50.1%) of the total number of Shares on a fully diluted basis;

•	any written consent or waiver of any of Morgan Stanley Mortgage Company Inc., California First Leasing Corporation or First Mutual Bank required in order to permit the indebtedness of PMID and its subsidiaries to continue to be outstanding after the consummation of the Offer and the Merger without default, acceleration or amendment on the terms applicable to such indebtedness has been obtained; and

•	any consent, approval or authorization of any governmental entity required of Parent, PMID or any of their subsidiaries arising as a result of or in connection with the Offer or the Merger shall have been obtained.

If a number of Shares is validly tendered and not properly withdrawn in the Offer that represents at least 50.1% of the total number of Shares outstanding on a fully diluted basis, we may decide to waive the condition requiring that the number of Shares validly tendered and not properly withdrawn be at least 66 2/3% of the total number of Shares on a fully diluted basis. In such event, the Merger Agreement provides that as promptly as practicable following the consummation of the Offer, PMID will prepare and file with the SEC a proxy statement, to be distributed to PMID shareholders in connection with a special shareholders meeting to consider and vote upon the Merger. There can be no assurance in such event that we would then own 66 2/3% of the outstanding Shares to vote on the Merger or that the Merger will be approved by the holders of such amount of outstanding Shares as is required for approval under the WBCA. If the Merger is not approved at the PMID special shareholders meeting conducted pursuant to the Merger Agreement, and we are unable to acquire a sufficient amount of Shares in the Offer and any subsequent transactions in order to assure that the Merger will be consummated, we currently intend to continue our efforts to acquire such Shares and may cause one or more special meetings of PMID shareholders to be called to consider the Merger. Depending on the nature and the terms of the subsequent acquisition transaction, the provisions of the WBCA may require the approval of PMID shareholders holding at least 66 2/3% of the outstanding Shares at a meeting duly called and held for the purpose of approving the transaction.

See Section 11 — “Purpose of the Offer; the Merger Agreement Statutory requirements; Appraisal Rights; ‘Going Private’ Transactions Plans for PMID” and Section 14 — “Conditions of the Offer” in this Offer to Purchase for a description of other conditions to the Offer and of Parent and PMID’s respective rights to terminate the Merger Agreement. The Offer is not conditioned on Parent’s obtaining financing.

Procedures for Tendering

If you wish to accept the Offer, please do the following:

•	If you are a record holder (i.e., a stock certificate has been issued to you or you hold Shares in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to the Depositary for the Offer or follow the procedures described in this Offer to Purchase and the enclosed Letter of Transmittal for book-entry transfer. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” in this Offer to Purchase.

•	If you are a record holder but your stock certificate is not available (or you hold Shares in book-entry form) or you cannot deliver your stock certificate to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, Innisfree M&A Incorporated, at (888) 750-5834 (Toll-Free) for assistance. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” in this Offer to Purchase for further details.

•	If you hold your Shares through a broker or bank, you should contact your broker or bank and give instructions that your Shares be tendered.

Withdrawal Rights

•	If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing before the Offer expires. If you tendered your Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights” of this Offer to Purchase for further details.

Recent PMID Trading Prices

•	The reported closing price for PMID shares on the Nasdaq Global Market (“NASDAQ”) was $2.48 per share on June 26, 2008, the last trading day before we announced the execution of the Merger Agreement, and was $2.71 per share on July 1, 2008, the last trading day before the date of this Offer to Purchase. On April 28, 2008, the last trading day prior to the announcement of the Letter of Intent, the reported closing price on the NASDAQ for the Shares was $1.76 per Share.

Before Deciding Whether to Tender, You Should Obtain a Current Market Quotation for the Shares.

•	If the Offer is successful, we expect the Shares to continue to be traded on the NASDAQ until the time of the Merger, although we expect trading volume to be significantly below its pre-Offer level. Please note that the time period between completion of the Offer and the Merger may be very short (i.e., as short as less than one trading day).

•	If we decide to waive the condition requiring that the number of Shares validly tendered and not properly withdrawn is at least 66 2/3% of the total number of Shares on a fully diluted basis, or if you decide not to tender your Shares in the Offer, and the Offeror purchases all tendered Shares, there may be so few remaining shareholders and publicly held Shares that the Shares may no longer be eligible to be traded through the NASDAQ or any other securities market. If that occurs, there may not be a public trading market for the Shares, or any public trading market for the Shares may be highly illiquid. In addition, PMID may be eligible to cease making filings with the SEC or otherwise cease complying with SEC rules relating to publicly-held entities. We reserve the right at any time, subject to applicable law, to purchase Shares in the open market, through privately negotiated sales or otherwise at any time we may determine, whether at a higher or lower price per Share than that paid in the Offer.

U.S. Federal Income Tax Consequences of Tendering Your Shares

•	The sale or exchange of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a PMID shareholder that sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the PMID shareholder’s tax basis in the Shares sold or exchanged. See Section 5 — “Material U.S. Federal Income Tax Consequences” of this Offer to Purchase for further details.

Further Information

•	You may contact Innisfree M&A Incorporated at the address and telephone numbers listed below if you have any questions about the Offer. Innisfree M&A Incorporated is acting as the information agent (the “Information Agent”).

INNISFREE M&A INCORPORATED
501 Madison Avenue
20th Floor
New York, NY 10022

Banks and Brokerage Firms please call: (212) 750-5833

Call Toll-Free: (888) 750-5834

FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions you, as a PMID shareholder, may have about the Offer. You are urged to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred because the information in the Summary Term Sheet and this section is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to purchase my Shares?

We are PMID Merger Sub, Inc., a Washington corporation formed for the purpose of making this acquisition. We are a wholly owned subsidiary of Parent. See the “Introduction” to this Offer to Purchase and Section 9 — “Information Concerning Parent, Offeror and Magic Hat” of this Offer to Purchase.

Will I have to pay any fees or commissions?

If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee or commission for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. We, through our parent company, Parent, will have sufficient financial resources available, including through financing commitments from Basso Capital Management, L.P. on behalf of the Basso Entities (as defined below), to purchase all Shares validly tendered in the Offer. The Offer is not conditioned upon any financing arrangements. Parent will obtain the necessary funds from cash or cash equivalents available to the Parent directly through its affiliates. Pursuant to the Merger Agreement, Magic Hat, wholly owned subsidiary of Parent, has guaranteed, among other things, the payment of the merger consideration. See Section 12 — “Source and Amount of Funds” of this Offer to Purchase.

Is your financial condition relevant to my decision to tender my PMID shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	we, through our parent company, Parent, will have sufficient financial resources available, including through financing commitments from Basso Capital Management, L.P. on behalf of the Basso Entities (as defined below), to purchase all Shares validly tendered in the Offer;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we anticipate that we will acquire all remaining Shares in the Merger for the same cash price as the Offer Price.

See Section 12 — “Source and Amount of Funds” of this Offer to Purchase.

Will the Offer be followed by a merger?

If we accept for payment and pay for at least 66 2/3% of the total number of outstanding Shares and the other conditions to the Merger are satisfied or waived, Offeror will merge with and into PMID. In the Merger, we will acquire all remaining Shares for the same cash price as the Offer Price. If the Merger takes place, Parent will own all of the Shares, and all the remaining PMID shareholders (other than for (a) any Shares directly held in treasury by PMID or owned by Parent, the Offeror or any other wholly owned subsidiary of Parent or PMID and (b) shares held by a holder who complies with the relevant provisions of the WBCA regarding the right to dissent from the Merger and require appraisal of their shares) will receive the Offer Price. See Section 11 — “Purpose of the Offer; the Merger Agreement; Statutory Requirements; Dissenters’ Rights; ‘Going Private’ Transactions; Plans for PMID” and Section 14 — “Conditions of the Offer” of this Offer to Purchase for a description of the conditions to the Merger.

If we purchase Shares in the Offer that represent at least 50.1% of the total number of Shares outstanding on a fully diluted basis, we may decide to waive the condition requiring that the number of Shares validly tendered and not properly withdrawn be at least 66 2/3% of the total number of Shares on a fully diluted basis. In such event, the Merger Agreement provides that as promptly as practicable following the consummation of the Offer, PMID will prepare and file with the SEC a proxy statement, to be distributed to PMID shareholders in connection with a special shareholders meeting to consider and vote upon the Merger. There can be no assurance in such event that we would then own 66 2/3% of the outstanding Shares to vote on the Merger or that the Merger will be approved by holders of such amount of outstanding Shares as is required to approve the Merger under the WBCA. If the Merger is not approved at the PMID special shareholders meeting conducted pursuant to the Merger Agreement, and we are unable to acquire a sufficient amount of Shares in the Offer and any subsequent transactions in order to assure that the Merger will be consummated, we currently intend to continue our efforts to acquire such Shares and may cause one or more special meetings of PMID shareholders to be called to consider the Merger. Depending on the nature and the terms of the subsequent acquisition transaction, the provisions of the WBCA may require the approval of PMID shareholders holding at least 66 2/3% of the outstanding Shares at a meeting duly called and held for the purpose of approving the transaction.

If we decide to waive the condition requiring that the number of Shares validly tendered and not properly withdrawn be at least 66 2/3% of the total number of Shares on a fully diluted basis, or if you decide not to tender your Shares in the Offer, and the Offeror purchases all tendered Shares, there may be so few remaining shareholders and publicly held Shares that the Shares may no longer be eligible to be traded through the NASDAQ or any other securities market. If that occurs, there may not be a public trading market for the Shares, or any public trading market for the Shares may be highly illiquid. In addition, PMID may be eligible to cease making filings with the SEC or otherwise cease complying with SEC rules relating to publicly-held entities. We reserve the right at any time, subject to applicable law, to purchase Shares in the open market, through privately negotiated sales or otherwise at any time we may determine, whether at a higher or lower price per Share than that paid in the Offer.

How will my stock options be treated in the Offer?

If you hold vested or unvested stock options issued by PMID, you may tender, prior to the expiration of the Offer, the Shares issuable upon exercise of such options by validly exercising the PMID options and completing any payments required upon exercise. Similarly, if you have unvested or vested restricted stock, you may tender, prior to the expiration of the Offer, the Shares constituting restricted stock. Unvested stock options and unvested restricted stock will remain unvested, despite your tender, but will vest if, and only if, the Offer closes.

At the completion of the Offer, all of your PMID options, to the extent tendered as provided above, will be cancelled and, in exchange, you will receive a cash payment from us with respect to each Share subject to each such option in an amount equal to the excess, if any, of the Offer consideration, without interest thereon and less any required withholding taxes, over the per share exercise price of each such option, as such price may have been adjusted. Similarly, at the completion of the Offer, all of your PMID restricted stock, to the extent tendered as provided above, will be cancelled and, in exchange, you will receive a cash payment from us with respect to each Share constituting restricted stock in an amount equal to the Offer consideration, without interest thereon and less any required withholding taxes, as such price may have been adjusted. We have agreed to make this payment within three business days after we accept for payment Shares tendered in the Offer. See “Section 11 — “Purpose of the Offer; the Merger Agreement; Statutory Requirements; Dissenters’ Rights; ‘Going Private’ Transactions; Plans for PMID”.

Subsequent to the closing of the Offer, all unvested stock options will be fully vested. Similarly, all unvested restricted stock will be fully vested, and any restricted stock not tendered in the Offer will be converted to a right to receive cash in the Merger on the same terms as all other outstanding common stock.

See below, under “Treatment of PMID Stock Options and Restricted Stock in the Merger: Employee Stock Purchase Plan,” for a discussion of what happens to your stock options and restricted stock if you do not tender Shares related to the stock options or restricted stock at the time of the Offer.

What is the top-up option and when could it be exercised?

PMID has granted us the option (the “Top-Up Option”) to purchase, at a price per share equal to the offer price, a number of newly issued Shares equal to the lowest number of Shares that, when added to the number of Shares owned, directly or indirectly, by Parent or Offeror at the time of such exercise, will constitute one share more than 90% of the total Shares then outstanding (assuming the issuance of the Shares purchased under the Top-Up Option). The purchase price for the Top-Up Option may be paid by means of a promissory note, which we expect would be canceled in connection with the Merger. We may exercise the Top-Up Option at any time on or after the expiration of the Offer. PMID’s obligation to grant us the Top-Up Option is subject to applicable Commission and NASDAQ rules and other customary conditions. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting us to effect a “short-form” Merger pursuant to the WBCA under circumstances in which the approval of the Merger at a meeting of PMID Shareholders would be assured because our ownership, together with Shares whose holders have agreed to vote to approve the Merger, would represent at least 66 2/3% of the outstanding Shares. See Section 11 — “Purpose of the Offer; the Merger Agreement; Statutory Requirements; Dissenters’ Rights; ‘Going Private’ Transactions; Plans for PMID.”

Who should I call if I have questions about the tender offer? Where do I get additional copies of the Offer documents?

You may call Innisfree M&A Incorporated, the Information Agent, Toll-Free at : (888) 750-5834. See the back cover of this Offer to Purchase for additional contact information.

To: All Holders of Shares of Common Stock of Pyramid Breweries Inc.:

INTRODUCTION

PMID Merger Sub, Inc. (“Offeror”), a Washington corporation and a wholly owned subsidiary of Independent Brewers United, Inc., a Delaware corporation (“Parent”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Pyramid Breweries Inc., a Washington corporation (“PMID”), together with the associated Preferred Share Purchase Rights (the “Company Rights”) issued pursuant to the Rights Agreement, dated June 14, 1999, by and between PMID and ChaseMellon Shareholder Services L.L.C. (the “Rights Agreement”), at a purchase price of $2.75 per Share, net to sellers in cash, without interest and subject to any required withholding of taxes (the “Offer Price”), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 27, 2008 (the “Merger Agreement”), by and among PMID, Parent, Offeror and Magic Hat Brewing Company & Performing Arts Center, Inc., as guarantor (“Magic Hat”). Offeror is not required to purchase any Shares unless at least 66 2/3% of the total number of Shares on a fully diluted basis (assuming conversion or exercise of all derivative securities of PMID, regardless of the conversion or exercise price or other terms and conditions thereof) are validly tendered and not properly withdrawn prior to the expiration of the Offer (the “Minimum Condition”), subject to the waiver of such condition by Offeror, which waiver is permitted only if there shall have been validly tendered and not properly withdrawn a number of Shares that represents at least a majority (50.1%) of the total number of outstanding Shares on a fully diluted basis. The Offer also is subject to certain other terms and conditions. See Sections 1 — “Terms of the Offer,” 14 — “Conditions of the Offer” and 15 — “Legal Matters; Required Regulatory Approvals.” After the completion of the Offer and the satisfaction or waiver of certain conditions, Offeror intends to merge with and into PMID (the “Merger”).

The tendering PMID shareholders that are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Offeror pursuant to the Offer. PMID shareholders that hold their Shares through banks or brokers should check with those institutions as to whether or not they charge any service fee. However, if a PMID shareholder does not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, he or she may be subject to a required backup U.S. federal income tax withholding of 28% of the gross proceeds payable to that PMID shareholder. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” Parent will pay all charges and expenses of BNY Mellon Shareowner Services, as Depositary (the “Depositary”), and Innisfree M&A Incorporated, as Information Agent (the “Information Agent”) incurred in connection with the Offer. See Section 16 — “Fees and Expenses.”

The PMID board of directors has (i) approved the Merger Agreement, and deemed the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of PMID shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (iii) taken all other action necessary to render the provisions of Chapter 23B.19 of the Washington Business Corporations Act (“WBCA”) on Business Combinations with Interested Shareholders, if applicable, and the Company Rights inapplicable to each of the Offer and the Merger, and (iv) recommended that PMID shareholders accept the Offer and tender their Shares in the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” on or prior to the Expiration Date. “Expiration Date” means 12:00 midnight, New York City time, at the end of Wednesday, July 30, 2008, unless Offeror determines to extend the period of time for which the initial offering period of the Offer is open, in which case “Expiration Date” will mean the time and date at which the initial offering period of the Offer, as so extended, will expire. Offeror may, without the consent of PMID, (1) extend the Offer for one or more periods of not more than ten business days if, at the scheduled Expiration Date, any of the conditions of the Offer (see Section 14 — “Conditions of the Offer”) will not have been satisfied or waived, or (2) if all of the conditions of the Offer are satisfied but the number of Shares validly tendered and not properly withdrawn in the Offer, together with any Shares then owned by Parent, Offeror or any other wholly owned subsidiary of Parent, is less than 90% of the outstanding Shares, commence a subsequent offering period for three to twenty business days for the Shares. Offeror shall extend the Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the staff of the SEC applicable to the Offer. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Following the consummation of the Offer, the satisfaction or waiver of certain conditions and at least 66 2/3% of the total number of the outstanding Shares on a fully diluted basis has been validly tendered and not properly withdrawn, the Merger will occur, pursuant to which Offeror will merge with and into PMID, with PMID continuing as the surviving corporation (the “Surviving Corporation”) after the Merger. In the Merger, each outstanding Share (other than any Shares directly held in treasury by PMID or owned by Parent, the Offeror or any other wholly owned subsidiary of Parent or PMID) will be converted into the right to receive the Offer Price. Section 11 — “Purpose of the Offer; the Merger Agreement; Statutory Requirements; Dissenters’ Rights; ‘Going Private’ Transactions; Plans for PMID” contains a more detailed description of the Merger Agreement. Section 5 — “Material U.S. Federal Income Tax Consequences” describes the principal U.S. federal income tax consequences of the sale of Shares in the Offer (including any subsequent offering period) and the Merger.

Approval of the Merger requires the affirmative vote of holders of at least 66 2/3% of the outstanding Shares. As a result, if at least 66 2/3% of the total number of the outstanding Shares on a fully diluted basis have been validly tendered and not properly withdrawn, the conditions to the Offer (not including the Minimum Condition) are satisfied or waived and the Offer is completed, Offeror will own a sufficient number of Shares to ensure that the Merger will be approved by PMID shareholders. See Section 11 — “Purpose of the Offer; the Merger Agreement; Statutory Requirements; Dissenters’ Rights; ‘Going Private’ Transactions; Plans for PMID.”

George Hancock and Kurt Dammeier, directors of PMID who collectively hold approximately 29% of the outstanding Shares, have on April 28, 2008, entered into a Tender and Support Agreement (the “Tender and Support Agreement”) with Magic Hat, pursuant to which they have agreed to tender the Shares owned by them in the Offer and have granted Magic Hat an irrevocable proxy with respect to such Shares. The portion of the Shares subject to the Tender and Support Agreement in excess of 19.9% of the outstanding Shares may be released from the provisions of the Tender and Support Agreement in specified circumstances in connection with the receipt by PMID of unsolicited superior offers as defined in the Tender and Support Agreement. See Section 10 — “Background of the Offer; Past Contracts or Negotiations PMID; Other Agreements.”

North Point Advisors LLC (“North Point”) has delivered to the PMID board of directors an opinion, dated as of the date of the Merger Agreement, to the effect that, as of such date, and based upon and subject to certain matters stated in its opinion, the Offer Price is fair, from a financial point of view, to the PMID shareholders. A copy of North Point’s opinion is included with PMID’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed with this Offer to Purchase, and PMID shareholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by North Point.

To the knowledge of PMID, after reasonable inquiry, each executive officer, director or affiliate of PMID who owns Shares presently intends to tender in the Offer all Shares that he or she owns of record or beneficially, other than Shares, if any, that he or she may have the right to purchase by exercising stock options, or similar rights to acquire Shares, restricted Shares that remain subject to a risk of forfeiture and Shares, if any, that if tendered would cause him or her to incur liability under the short-swing profits recovery provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The foregoing does not include any Shares over which, or with respect to which, any such executive officer, director or affiliate acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender.

The Offer is conditioned upon the fulfillment of the conditions described in Section 14 — “Conditions of the Offer.” The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Wednesday, July 30, 2008, unless the Offer is extended.

This Offer to Purchase and the related Letter of Transmittal contain important information that PMID shareholders should read carefully before making any decision with respect to the Offer.

THE OFFER

1.	TERMS OF THE OFFER

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” on or prior to the Expiration Date. If, at the Expiration Date, the conditions to the Offer described in Section 14 — “Conditions of the Offer” have not been satisfied or earlier waived, then, subject to the provisions of the Merger Agreement, Offeror may, without the consent of PMID, extend the Expiration Date for one or more periods of not more than ten business days. Offeror shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC. During any such extension, all Shares previously validly tendered and not properly withdrawn will remain subject to the Offer and subject to your right to withdraw your Shares. PMID shareholders may withdraw their Shares previously tendered at any time prior to the Expiration Date, as it may be extended from time to time. See Section 4 — “Withdrawal Rights.”

Offeror also has agreed in the Merger Agreement that, if at the Expiration Date, all conditions of the Offer have been satisfied but the number of Shares that have been validly tendered and not properly withdrawn in the Offer (together with any Shares then owned by Parent, Offeror or any other wholly owned subsidiary of Parent) is less than 90% of the outstanding Shares, Offeror may, in compliance with applicable law, provide a subsequent offering period. A subsequent offering period, if one is provided, will allow PMID shareholders to tender Shares after the Expiration Date and receive the same consideration that was paid in the Offer. Pursuant to the Merger Agreement, if Offeror elects to have a subsequent offering period, the subsequent offering period will not be shorter than three business days nor longer than twenty business days with the exact number of days to be determined at Offeror’s election. In a subsequent offering period, Shares may be tendered using the same procedures applicable to the Offer (except that Shares tendered may not be withdrawn) and Offeror will immediately accept and promptly pay for Shares as they are tendered. In the event that Offeror elects to extend the Offer or provide a subsequent offering period, it will provide an announcement to that effect to a national news service no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Expiration Date for the Offer is currently scheduled for July 30, 2008.

Subject to the applicable regulations of the SEC and the terms of the Merger Agreement, Offeror also reserves the right, at any time or from time to time, to (a) delay purchase of, or payment for, any Shares, pending receipt of any regulatory or governmental approvals specified in Section 15 — “Legal Matters; Required Regulatory Approvals”; or if any condition referred to in Section 14 — “Conditions of the Offer” has not been satisfied or upon the occurrence of any event specified in Section 14 — “Conditions of the Offer”; (b) after the Expiration Date, allow the Offer to expire if any condition referred to in Section 14 — “Conditions of the Offer” has not been satisfied or upon the occurrence of any event specified in Section 14 — “Conditions of the Offer”; and (c) waive any condition to the Offer (other than the Minimum Condition, which only may be waived by Offeror in the event that there shall have been validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares that represents at least a majority of the total number of outstanding Shares on a fully diluted basis on the Expiration Date) or except as set forth in the Merger Agreement, otherwise amend the Offer in any respect; in each case, by giving oral followed by written notice of the delay, termination, waiver or amendment to the Depositary. Offeror acknowledges that Rule 14e-1(c) under the Exchange Act requires Offeror to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

The rights that Offeror reserves in the preceding paragraph are in addition to its rights pursuant to Section 14 — “Conditions of the Offer.” Any extension, delay, termination, waiver or amendment will be followed promptly by a public announcement. The announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of material changes), and without limiting the manner in which Parent and Offeror may choose to make any public announcement, Parent and Offeror will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service.

If Offeror makes a material change in the terms of the Offer, or if Offeror waives a material condition to the Offer, Offeror will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and the applicable regulations of the SEC. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-business-day period from the date of the change is generally required to allow for adequate dissemination to shareholders. Accordingly, if, prior to the Expiration Date, Offeror decreases the number of Shares being sought or the consideration offered pursuant to the Offer (either of which would require the consent of PMID), or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to PMID shareholders, Offeror will extend the Offer at least until the expiration of that period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, subject to the waiver of such condition by the Offeror, but only in the event that at least a majority (50.1%) of the total number of Shares on a fully diluted basis have been validly tendered and not properly withdrawn. See Section 14 — “Conditions of the Offer.”

Consummation of the Offer also is conditioned upon the absence of any Materially Burdensome Condition (as defined in Section 11 — “Purpose of the Offer; the Merger Agreement; Statutory Requirements; Dissenters’ Rights; ‘Going Private’ Transactions; Plans for PMID”) imposed in connection with obtaining any such approvals or terminations, and the satisfaction or waiver of other conditions set forth in Section 14 — “Conditions of the Offer.” Offeror reserves the right (but is not obligated), in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to waive any or all of those conditions other than the Minimum Condition, which only may be waived by Offeror in the event that there shall have been validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares that represents at least a majority (50.1%) of the total number of outstanding Shares on a fully diluted basis on the Expiration Date. In the event that Offeror waives any condition set forth in Section 14 — “Conditions of the Offer,” the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to PMID shareholders, require that the Offer remain open for an additional period of time or that Parent and Offeror disseminate information concerning such waiver, or both.

PMID has provided Parent and Offeror with its shareholder lists and security position listings for the purpose of disseminating the Offer to PMID shareholders. Parent and Offeror will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and Parent and Offeror will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, that are listed as participants in a clearing agency’s security position listing, for forwarding to beneficial owners of Shares.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

Upon the terms and subject to the conditions of the Offer (including, if Offeror extends or amends the Offer, the terms and conditions of the Offer as so extended or amended) and the applicable regulations of the SEC, Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (as permitted by Section 4 — “Withdrawal Rights”) prior to the Expiration Date, promptly after the Expiration Date following the satisfaction or waiver of the conditions to the Offer set forth in Section 14 — “Conditions of the Offer.” If Offeror includes a subsequent offering period, Offeror will immediately accept and promptly pay for Shares as they are tendered during the subsequent offering period.

For information with respect to approvals that Parent and Offeror are required to obtain prior to the completion of the Offer, including under the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Department of the Treasury regulations and other laws and regulations applicable to the production and sale of alcoholic beverage products and “dram shop” laws (“Alcohol Laws”), see Section 15 — “Legal Matters; Required Regulatory Approvals.”

In all cases, Offeror will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Shares (“Share Certificates”) or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of the Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”; (b) the appropriate Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the Letter of Transmittal requires.

“Agent’s Message” means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce that agreement against the participant.

For purposes of the Offer, Offeror will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn as, if and when Offeror gives oral or written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering PMID shareholders for the purpose of receiving payment from Offeror and transmitting payment to validly tendering PMID shareholders.

If Offeror does not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, Offeror will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, Offeror increases the price offered to PMID shareholders in the Offer, Offeror will pay the increased price to all PMID shareholders from whom Offeror purchases Shares in the Offer, whether or not Shares were tendered before the increase in price. As of the date of this Offer to Purchase, Offeror has no intention to increase the price in the Offer.

Offeror reserves the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of its subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve Offeror of its obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer. In addition, any such transfer or assignment may require the Expiration Date of the Offer to be extended under applicable law.

3.	PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

Valid Tender of Shares.  Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (a) you must deliver Share Certificates to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your option and sole risk, and delivery will be considered made only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Expiration Date.

Book-Entry Transfer.  The Depositary will make a request to establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures. However, although Shares may be delivered through book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

For Shares to be validly tendered during a subsequent offering period, the tendering PMID shareholder must comply with the foregoing procedures, except that required documents and Share Certificates must be received during the subsequent offering period.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering PMID shareholder’s acceptance of the Offer, as well as the tendering PMID shareholder’s representation and warranty that the PMID shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Offeror’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between Offeror and you upon the terms and subject to the conditions of the Offer.

Signature Guarantees.  A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution” and collectively “Eligible Institutions”) must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares that has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” in the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile) must accompany each delivery of Share Certificates.

Guaranteed Delivery.  If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

•	your tender is made by or through an Eligible Institution;

•	the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery on or before the Expiration Date, substantially in the form made available by Offeror; and

•	the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

Delivery of the Notice of Guaranteed Delivery may be made by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision of the Offer, Offeror will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile of the Letter of Transmittal), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering PMID shareholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary’s account at a Book-Entry Transfer Facility.

Backup U.S. Federal Income Tax Withholding.  Under U.S. federal income tax law, the Depositary may be required to withhold and pay over to the U.S. Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer. To avoid backup withholding, unless an exemption applies, a PMID shareholder that is a U.S. person (as defined for U.S. federal income tax purposes) must provide the Depositary with the PMID shareholder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that the TIN is correct and that the PMID shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. If a PMID shareholder does not provide its correct TIN or fails to provide the certifications described above, the U.S. Internal Revenue Service may impose a penalty on the PMID shareholder, and any payment made to the PMID shareholder pursuant to the Offer may be subject to backup withholding. All PMID shareholders surrendering Shares pursuant to the Offer that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain PMID shareholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. Foreign PMID shareholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. These PMID shareholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 11 of the Letter of Transmittal.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a PMID shareholder may be refunded or credited against the PMID shareholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the U.S. Internal Revenue Service.

Appointment as Proxy.  By executing the Letter of Transmittal, you irrevocably appoint Offeror’s designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to Shares that you tender and that Offeror accepts for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when Offeror accepts your Shares for payment in accordance with the terms of the Offer. Upon acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Offeror’s designees will, with respect to the Shares and other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of PMID shareholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting of PMID shareholders or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Offeror or its designee must be able to exercise full voting rights with respect to Shares and other securities, including voting at any meeting of PMID shareholders.

Determination of Validity.  All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its sole discretion, which determination will be final and binding on all parties. Offeror reserves the absolute right, subject to the terms of the Merger Agreement and applicable law, to reject any or all tenders determined by Offeror not to be in proper form or the acceptance of or payment for which may, in the opinion of Offeror’s counsel, be unlawful. Offeror also reserves the absolute right to waive any of the conditions of the Offer, except the Minimum Condition (which only may be waived by Offeror in the event that there shall have been validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares that represents at least a majority (50.1%) of the total number of outstanding Shares on a fully diluted basis on the Expiration Date) or any defect or irregularity in any tender of Shares by any particular PMID shareholder, whether or not similar defects or irregularities are waived in the case of other PMID shareholders. Offeror’s interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by Offeror. None of Parent, Offeror or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4.	WITHDRAWAL RIGHTS

Other than during a subsequent offering period, you may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date (including any extension of such date), and, unless theretofore accepted for payment as provided in this Offer to Purchase, you may also withdraw such Shares at any time after August 31, 2008. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.

If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or Offeror is unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to Offeror’s rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on Offeror’s behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4 — “Withdrawal Rights.” Any such delay will be by an extension of the Offer to the extent required by applicable law and the regulations of the SEC.

In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Share Certificates, you must submit the serial numbers shown on the particular Share Certificates evidencing Shares to be withdrawn and an Eligible Institution must Medallion guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror, in its sole discretion, which determination will be final and binding. None of Parent, Offeror or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

If you receive cash in exchange for Shares in the Offer, the subsequent offering period (if one is provided) or the Merger, you may be subject to U.S. federal income tax on any resulting gain. For U.S. federal income tax purposes, the sale or exchange of your Shares will generally result in gain or loss recognition in an amount equal to the difference between the amount of cash received and your tax basis in the Shares you sold or exchanged. Such gain or loss should be characterized for U.S. federal income tax purposes as capital gain or loss provided that the Shares are capital assets. Such capital gain or loss should be treated as long-term capital gain or loss provided that, as of the date of sale or exchange, you have held such Shares for more than one year. Otherwise, such capital gain or loss will be treated as short-term capital gain or loss. The discussion above may not be applicable to certain types of PMID shareholders, including (1) PMID shareholders who acquired Shares through the exercise of certain compensatory stock options, (2) nonresident alien individuals and foreign corporations, and (3) entities that are subject to special tax treatment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (e.g., insurance companies, tax-exempt entities and regulated investment companies).

You are urged to consult your tax advisor with respect to the specific tax consequences to you of the sale of your Shares in the Offer or the exchange of your Shares in the Merger, including U.S. federal, state, local and foreign tax consequences.

6.	PRICE RANGE OF THE SHARES; DIVIDENDS

The Shares are traded on the NASDAQ Global Market (“NASDAQ”) under the symbol “PMID.” The following table sets forth, for the periods indicated, the reported high and low closing prices for the Shares on the NASDAQ during each quarter presented.

Pyramid Breweries Inc.

	High	Low

2006
First Quarter	$2.79	$2.10
Second Quarter	2.74	2.20
Third Quarter	2.74	2.13
Fourth Quarter	3.50	2.39
2007
First Quarter	$4.45	$2.87
Second Quarter	4.15	3.10
Third Quarter	3.50	2.50
Fourth Quarter	4.66	1.68
2008
First Quarter	$2.50	$1.50
Second Quarter (through June 26, 2008)	2.68	1.55

Since 2008, PMID has not declared or paid cash dividends on its capital stock. Under the terms of the Merger Agreement, without Parent’s prior consent, PMID is not permitted to declare or pay dividends with respect to the Shares.

On June 26, 2008, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price on the NASDAQ for the Shares was $2.48 per Share. On July 1, 2008, the last full day of trading prior to the date of this Offer to Purchase, the reported closing price on the NASDAQ for the Shares was $2.71 per Share. On April 28, 2008, the last trading day prior to the of the announcement of the Letter of Intent, the reported closing price on the NASDAQ for the Shares was $1.76 per Share.

PMID shareholders are urged to obtain current market quotations for the Shares.

7.	POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

Possible Effects of the Offer on the Market for the Shares.  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. Neither Parent nor Offeror can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

NASDAQ Listing.  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards set forth in the NASDAQ’s published guidelines for continued listing on the NASDAQ. According to the NASDAQ’s published guidelines, the NASDAQ would consider delisting the Shares if, among other things (i) the number of total shareholders falls below 400; (ii) the market value of publicly held Shares falls below $5,000,000; or (iii) the number of publicly held Shares (exclusive of Shares held by officers, directors, or beneficial owners of 10% or more) falls below 750,000. In this event, the market for Shares would be adversely affected. In the event the Shares were no longer listed on the NASDAQ, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations might still be available from such other sources.

The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders or the aggregate market value of the publicly held Shares at the time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

If Offeror decides to waive the Minimum Condition, or if you decide not to tender your Shares in the Offer, and the Offeror purchases all tendered Shares, there may be so few remaining shareholders and publicly held Shares that the Shares may no longer be eligible to be traded through the NASDAQ or any other securities market. If that occurs, there may not be a public trading market for the Shares, or any public trading market for the Shares may be highly illiquid. In addition, PMID may be eligible to cease making filings with the SEC or otherwise cease complying with SEC rules relating to publicly-held entities. The Offeror reserves the right at any time, subject to applicable law, to purchase Shares in the open market, through privately negotiated sales or otherwise at any time the Offeror may determine, whether at a higher or lower price per Share than that paid in the Offer.

Exchange Act Registration.  The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by PMID to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that PMID is required to furnish to PMID shareholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement or information statement in connection with shareholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of providing an annual report, no longer applicable to PMID. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to “going private” transactions would no longer be applicable to PMID. In addition, the ability of “affiliates” of PMID and persons holding “restricted securities” of PMID to dispose of the securities pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933, as amended, may be impaired or, with respect to affiliates, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing. Parent and Offeror believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be Offeror’s intention to cause PMID to take such actions as are required to terminate such registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for termination.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NASDAQ (unless delisted as set forth in Section 7 — “Possible Effects of the Offer on the Market for Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations”) will be terminated following the completion of the Merger.

Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities (“Purpose Loans”). Depending upon factors, such as the number of record holders of Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations, and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute margin securities.

8.	INFORMATION CONCERNING PMID

PMID is a Washington corporation with its principal executive offices located at 91 S. Royal Brougham Way, Seattle, WA 98154. The telephone number at that location is (206) 682-8322. PMID is one of the leading brewers of craft beers, and was recently ranked the 5th largest craft brewing company in the United States by The New Brewer, the Journal of the Association of Brewers. PMID and its subsidiaries own two alehouse restaurants located adjacent to its full production breweries and operating under the Pyramid Alehouse and MacTarnahan Taproom brand names in Berkeley, California and Portland, Oregon, respectively, and three alehouse restaurants located in Walnut Creek and Sacramento, California and Seattle, Washington.

PMID currently is required to file its annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. PMID’s SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

Sources of Information.  Except as otherwise set forth herein, the information concerning PMID contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources. Although Offeror has no knowledge that any such information contains any misstatements or omissions, none of Parent, Offeror, Magic Hat, or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning PMID contained in such documents and records or for any failure by PMID to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Offeror, Magic Hat, or any of their respective affiliates or assigns, the Information Agent or the Depositary.

PMID Projections.  From time to time, PMID provides financial guidance regarding estimated net earnings from continuing operations per diluted share. PMID provided to Parent, subsequent to the execution of the NDA (as defined below), certain additional projected and budgeted financial information concerning PMID in connection with Parent’s due diligence review. In addition, PMID provided the same information to its own financial advisors. PMID advised Parent (as well as North Point) that PMID’s internal financial forecasts (upon which the projections provided to Parent were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects, and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Parent), all made by PMID management, with respect to general business, economic, market and financial conditions and other matters. These assumptions regarding future events are difficult to predict, and many are beyond PMID’s control. Accordingly, there can be no assurance that the assumptions made by PMID in preparing the projections will be realized and actual results may be materially greater or less than those contained in the projections provided by PMID.

The inclusion of the projections in this Offer to Purchase should not be regarded as an indication that any of Parent, Offeror, PMID or their respective affiliates or representatives consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. These projections are being provided in this document only because PMID made them available to Parent in connection with Parent’s due diligence review of PMID. None of Parent, Offeror, PMID or any of their respective affiliates or representatives makes any representation to any person regarding the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. In this regard, investors are cautioned not to place undue reliance on the projected information provided.

It is Parent’s understanding that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with U.S. generally accepted accounting principles (“GAAP”), and PMID’s independent auditors have not examined, compiled or performed any procedures with respect to the projections presented in this Offer to Purchase, nor have they expressed any opinion or any other form of assurance of such information or the likelihood that PMID may achieve the results contained in the projections, and accordingly assume no responsibility for them.

The projections provided by PMID management included the following for PMID on a consolidated basis.

2008
($ in thousands, except
per share data)

Net Sales	$56,719
Income From Continuing Operations	$0
EBITDA	$3,140
Diluted Earnings per Common Share From Continuing Operations	$0.00

These projections should be read together with PMID’s financial statements that can be obtained from the SEC as described above in this Section 8 — “Information Concerning PMID.” These projections should also be read together with discussion under “Risk Factors” and the other cautionary statements contained in PMID’s 2007 Annual Report on Form 10-K.

9.	INFORMATION CONCERNING PARENT, OFFEROR AND MAGIC HAT

Parent is a Delaware corporation with its principal executive offices located at c/o Magic Hat Brewing Company & Performing Arts Center, Inc., 431 Pine Street, Suite G-14, Burlington, VT 05401. Parent’s telephone number is (802) 658-2739. Parent is a newly formed holding company that was formed for the purpose of owning Magic Hat and of acquiring PMID and has not engaged in any business except for activities incidental to its formation, in connection with the financing of the Offer and the Merger and the acquisition of 100% of the capital stock of Magic Hat.

Offeror is a newly formed Washington corporation and a wholly owned subsidiary of Parent and was solely formed for the purpose of facilitating Parent’s acquisition of PMID. To date, Offeror has not carried on any activities other than those incidental to its formation and in connection with the financing of the Offer and the Merger. Upon consummation of the proposed Merger, Offeror will merge with and into PMID and will cease to exist, with PMID continuing as the surviving corporation. Offeror’s business address is located at c/o Magic Hat Brewing Company & Performing Arts Center, Inc., 431 Pine Street, Suite G-14, Burlington, VT 05401.

Magic Hat is a Vermont corporation with its principal executive offices located at 431 Pine Street, Suite G-14, Burlington, VT 05401. Magic Hat’s telephone number is (802) 658-2739. Magic Hat is one of the largest craft brewers on the east coast, and today sells it beers from Maine to Georgia and as far west as Illinois. Magic Hat is a wholly owned subsidiary of Parent.

Parent, Offeror and Magic Hat are majority owned and controlled by a consortium consisting of Basso Private Series LLC, on behalf of Basso Series 3 (MHB), Basso Multi-Strategy Holding Fund Ltd., Basso Fund Ltd., Basso Holdings Ltd. (the “Basso Entities”) and Basso Capital Management, L.P. (“Basso Management” and together with the Basso Entities, “Basso”).

The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of Parent, Offeror and Magic Hat and certain control persons of Offeror and its affiliates are set forth in Schedule I. None of Offeror or, to the best knowledge of Offeror, any of the persons listed in Schedule I hereto has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Offeror or, to the best knowledge of Offeror, any of the persons listed in Schedule I hereto has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase or in Schedule I to this Offer to Purchase: (a) neither Parent nor, to Parent’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Parent or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of PMID, (b) neither Parent nor, to Parent’s knowledge, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of PMID during the past 60 days, (c) neither Parent nor, to Parent’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of PMID (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations), (d) during the two years prior to this Offer, there have been no transactions that would require reporting under the rules and regulations of the SEC between Parent or any its subsidiaries, or, to Parent’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and PMID or any of its executive officers, directors or affiliates, on the other hand, and (e) during the two years prior to this Offer, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries, or, to Parent’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and PMID or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

The financial condition of Parent, Offeror or Magic Hat is not relevant to your decision whether to tender your Shares and accept the Offer because the Offer is being made for all outstanding Shares solely for cash. Parent will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer and the Offer is not subject to any financing condition. If the Offer is consummated, Offeror intends to acquire all remaining Shares in the Merger for the same cash price as the Offer Price.

10.	BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH PMID; OTHER AGREEMENTS

Magic Hat (together with its affiliates) regularly reviews and considers strategic developments and alternatives. In connection with these reviews, Magic Hat’s board of advisors from time to time meets, together with management, to discuss strategic matters. In the past, these discussions have included management and financial advisor presentations concerning possible transactions, including dispositions, investments and other business initiatives intended to create or enhance shareholder value. During Magic Hat’s 2007 and 2008 fiscal years, discussions by its board of advisors focused increasingly on the desirability of adding proven brands with national growth potential.

In the fall of 2006, Gregory G. Gatta, a Managing Director and Senior Portfolio Manager of Basso Management, through its affiliated funds a significant Magic Hat stakeholder, approached PMID through Kurt Dammeier to explore the possibility of a strategic relationship between PMID and Magic Hat. PMID and Magic Hat knew of each other through the industry, and because Robert Martin Kelly Jr., Magic Hat’s CEO, formerly served as PMID’s CEO. PMID determined it premature to pursue any arrangement or relationship at that time, but Messrs. Gatta and Dammeier agreed to maintain contact.

In October 2007, Mr. Gatta and another Magic Hat stakeholder (together, the “Magic Hat Representatives”), contacted George Hancock (who owns approximately 12.3% of PMID’s outstanding Shares) and Mr. Dammeier (who owns approximately 16.8% of PMID’s outstanding Shares), both of whom are directors of PMID, to indicate their interest in exploring an investment in PMID. It was agreed that a meeting in person was the most expeditious way to advance the conversation and the Magic Hat Representatives agreed to meet Messrs. Hancock and Dammeier in Seattle, WA.

On October 24, 2007, the Magic Hat Representatives met Messrs. Hancock and Dammeier in Seattle, WA in the offices of Sugar Mountain Capital, LLC, an investment fund controlled by Mr. Dammeier, where they discussed several alternatives, including the purchase by the Magic Hat Representatives of all or a significant portion of Messrs. Hancock’s and Dammeier’s shares or the acquisition of up to 19.9% of PMID’s outstanding Shares, in a private placement. Either investment would have been conditioned on each of the Magic Hat Representatives being granted the right to appoint a director to the PMID board of directors. Neither the potential acquisition of PMID’s outstanding shares from Messrs. Hancock and Dammeier nor any private placement specifically contemplated a corporate transaction between PMID and Magic Hat.

On November 20, 2007, the Magic Hat Representatives delivered a preliminary analysis to Messrs. Hancock and Dammeier which outlined a strategic investment potentially leading to a combination of PMID and Magic Hat. Messrs. Hancock and Dammeier, after discussion with the Magic Hat Representatives, agreed that it was appropriate at that time for the PMID board of directors to meet with the Magic Hat Representatives for purposes of further exploring a potential transaction, providing feedback, and assessing the fit of the Magic Hat Representatives with the PMID board of directors.

On December 11, 2007, the Magic Hat Representatives met with the PMID Board in Seattle, WA in the offices of the Sienna Group, LLC, a private investment firm controlled by PMID director Scott Svenson. The discussion centered largely on the backgrounds of the Magic Hat Representatives and on Magic Hat’s strategy as it compared to PMID’s for purposes of illustrating the potential value that the Magic Hat Representatives could bring to PMID. All parties agreed that further discussions were necessary in order to determine whether or not there was a real interest in a potential transaction. Following the meeting, Mr. Gatta was contacted by Mr. Hancock who communicated the initial interest of the PMID board of directors in further exploring a potential transaction with the Magic Hat Representatives. Messrs. Hancock and Gatta agreed to a subsequent meeting between the PMID board of directors and the Magic Hat Representatives in Seattle, WA for purposes of talking in more detail. Mr. Hancock also communicated that the PMID Board was interested in hearing the Magic Hat Representatives’ thoughts regarding a combination of PMID and Magic Hat and the relative valuations of the two companies.

On January 11, 2008 the Magic Hat Representatives met with the PMID board of directors in the offices of the Sienna Group in Seattle, WA. The Magic Hat Representatives presented preliminary thoughts on the relative valuations of PMID and Magic Hat using a variety of assumptions, based on publicly available information in the case of PMID, and various valuation methodologies. There was some disagreement on the relative valuations and both the Magic Hat Representatives and the PMID board of directors agreed to continue conversations at a later date while acknowledging that relative valuation would be something that would need to be addressed.

Subsequently during the early part of 2008, Mr. Gatta contacted Mr. Hancock to explain that the Basso Entities had recently acquired the debt and equity interests of certain other stakeholders of Magic Hat, giving the Basso Entities the largest and controlling ownership stake in addition to their debt investment in Magic Hat. Mr. Gatta also explained that Magic Hat was no longer interested in a non-controlling direct investment in PMID or a business combination other than one which left the combined companies under the economic and management control of Magic Hat. Mr. Gatta and Mr. Hancock acknowledged that the issue of relative valuation was too significant to overcome and that they believed the best path forward was an all-cash offer for PMID shares. Messrs. Hancock and

Gatta also discussed the potential valuation of PMID in an all-cash offer and ended the conversation without reaching an agreement over the issue.

On March 12, 2008, Mr. Kelly contacted Mr. Dammeier in an effort to rekindle conversations regarding valuation. Mr. Dammeier advised Mr. Kelly that the PMID board of directors might be more flexible with regard to price than Mr. Hancock had previously indicated in his discussion with Mr. Gatta and expressed his willingness to continue the conversations.

On March 17, 2008, Magic Hat, through Mr. Gatta, contacted Messrs. Hancock and Dammeier indicating interest in a potential cash offer by Magic Hat for all outstanding PMID Shares, for a price in the range of $2.50 to $2.75 per share. Mr. Gatta submitted a comprehensive presentation supporting the range of values that Magic Hat proposed. Messrs. Hancock and Dammeier advised Mr. Gatta that the PMID board of directors would meet on March 20, 2008 to discuss Magic Hat’s proposal and would respond following the meeting.

On March 21, 2008, Mr. Dammeier contacted Mr. Gatta to communicate that the PMID board of directors was open to receiving an offer from Magic Hat.

On March 26, 2008, Magic Hat transmitted a Term Sheet (the “Term Sheet”) and proposed Transaction Timeline to PMID in draft form. The draft Term Sheet provided for the purchase of all the outstanding Shares of PMID, at a purchase price between $2.50 and $2.75 per share in cash, subject to confirmatory due diligence review. The draft Term Sheet provided that the transaction would be subject to the execution of a definitive merger agreement contemplating an agreed all-cash tender offer and subsequent merger. The draft Term Sheet also provided for lock-up options for insiders consisting of an agreement to tender Shares and grant an irrevocable proxy with respect to Shares owned and the payment of a break-up fee (the “Break Up Fee”) and transaction expenses (“Reimbursement Expenses”) to Magic Hat in the event of termination by PMID in certain circumstances.

On March 27, 2008, Basso and Magic Hat restricted trading in PMID equity, though neither the Basso Entities nor Magic Hat owned any Shares as of the commencement or during the course of formal or informal discussions with PMID.

On March 31, 2008, Mr. Gatta received a revised draft Term Sheet from PMID, which provided for a purchase price per share of $2.95. On the same day, Mr. Gatta responded to Mr. Dammeier, stating that Magic Hat was unwilling to offer a per share purchase price in excess of the range set forth in its initial draft Term Sheet, and that it was terminating the offer and related negotiations. Mr. Gatta did stress, however, that Magic Hat was a qualified bidder with access to capital and remained interested in a transaction that was in the price range outlined in the draft Term Sheet delivered to PMID on March 26, 2008. Several follow-up conversations took place later in the day and ultimately Mr. Dammeier indicated to Mr. Gatta that the PMID Board might be willing to accept a purchase price per share of $2.75, which was the top of the range proposed by Magic Hat, and expressed his belief that a review by Magic Hat of certain financial and other information related to PMID’s business would enable Magic Hat to justify such a price. Messrs. Gatta and Dammeier agreed on a universe of information that would be provided for Magic Hat’s review subject to a form of Mutual Non-Disclosure Agreement (“NDA”) and further agreed that Magic Hat would make its formal offer after review of this information.

On April 2, 2008, Mr. Gatta received a proposed form of NDA, which was subsequently reviewed by Magic Hat and its outside legal counsel, Seward & Kissel LLP (“Seward & Kissel”). Over the course of April 2 and April 3, 2008, drafts of the NDA were exchanged between Magic Hat and PMID.

On April 3, 2008, Magic Hat executed the NDA. Over the course of the following week, Magic Hat received certain information from PMID, including (i) PMID’s 2008 projected financial results adjusted for the effect of public company costs and certain other identifiable synergies (ii) fiscal 2006 and 2007 financial results adjusted for the effect of public company costs and certain other identifiable synergies for purposes of comparison, (iii) recent sales and distributor depletion data along with comparisons to prior periods and (iv) a variety of other financial, legal and operational information.

From April 9 through April 14, 2008, Mr. Gatta communicated with Messrs. Hancock and Dammeier regarding possible revised terms. Among other matters, Messrs. Hancock and Dammeier desired to (i) revise the proposed draft Tender and Support Agreement to exclude a portion of the Shares subject to such Agreement in the event of the receipt of an unsolicited superior offer and (ii) revise the Term Sheet to reduce the Break Up Fee, so as to reduce the barrier to possible competing offers in both instances. Following much discussion, Mr. Gatta communicated to Messrs. Hancock and Dammeier that Magic Hat was willing to revise the proposed draft Tender and Support Agreement to allow for a portion of Messrs. Hancock’s and Dammeier’s shares to be released in certain limited instances and would revise the Term Sheet to reflect a Break Up Fee equal to 3% of transaction value plus transaction expenses. Ultimately, it was agreed that the Break Up Fee would be equal to $1,000,000 plus documented transaction expenses.

On April 18, 2008, Magic Hat transmitted a draft Letter of Intent (the “Letter of Intent”) and a draft Tender and Support Agreement to PMID. The draft Letter of Intent provided for a transaction to be accomplished through the execution of a merger agreement that contemplates a first-step tender offer, followed by a merger, both at $2.75 in cash per share. The draft Letter of Intent further provided that Magic Hat’s obligation to complete the tender offer (and the transactions contemplated by the draft Letter of Intent) would be conditioned upon, among other things, its acquisition of at least 66 2/3% of the outstanding PMID Shares in the tender offer. The proposed Letter of Intent also required the concurrent execution by Messrs. Hancock and Dammeier of the Tender and Support Agreement. The draft Tender and Support Agreement provided, among other things, that Shares subject to such Agreement in excess of 19.9% of outstanding PMID Shares (Messrs. Hancock and Dammeier own a total of approximately 29% of outstanding PMID Shares) may be released from the provisions of the Tender and Support Agreement in specified circumstances in connection with the receipt of unsolicited superior offers as defined in the Tender and Support Agreement.

On April 22, 2008, Magic Hat’s outside legal counsel, Seward & Kissel, received a revised draft Letter of Intent from PMID’s outside legal counsel, Graham & Dunn PC (“Graham & Dunn”).

Between April 22 and April 25, 2008, Seward & Kissel and Graham & Dunn exchanged revised versions of the Letter of Intent and the Tender and Support Agreement. Final proposed versions of both documents were prepared on April 25, 2008. Such documents, together with related documents (including the text of a proposed press release and memoranda from legal counsel) were distributed to all PMID Board members on April 26, 2008.

On April 28, 2008, the Letter of Intent was executed on behalf of Magic Hat and PMID, respectively. The Tender and Support Agreement was also executed by Messrs. Hancock and Dammeier.

On April 29, 2008, Magic Hat and PMID issued a joint press release announcing the execution of the Letter of Intent.

Between May 12 and May 16, 2008, Magic Hat engaged various third parties for purposes of assisting in its due diligence review of PMID which was to consist of a review of all aspects of PMID’s business by legal, financial, accounting, tax, operations, environmental, regulatory and valuation professionals (the “Diligence Professionals”) working with and under the guidance of Magic Hat.

On May 22, 2008, Seward & Kissel, Magic Hat, and the Diligence Professionals received preliminary due diligence material from PMID and commenced Magic Hat’s due diligence review of PMID.

On June 5, 2008, Seward & Kissel provided to PMID and Graham & Dunn an initial draft Merger Agreement.

On June 11, 2008, Graham & Dunn contacted Seward & Kissel to discuss the draft of the Merger Agreement.

On June 17, 2008, after review of the proposed terms of the draft and input from outside counsel, PMID provided a revised version of the Merger Agreement to Seward & Kissel reflecting its comments.

On June 19, 2008, Seward & Kissel provided a revised version of the Merger Agreement to counsel for PMID reflecting its responses to the comments.

On June 22, 2008, Graham & Dunn circulated further comments to the revised version of the Merger Agreement.

On June 23, 2008, Seward & Kissel and Graham & Dunn engaged in negotiations in attempt to reach an agreement on the revised version of the Merger Agreement, with further discussion of the wording of certain Merger Agreement provisions occurring on June 25 and June 26, 2008.

On June 27, 2008, the PMID board of directors met to consider the Merger Agreement and voted to approve and adopt the Merger Agreement, after which Magic Hat, Parent, Merger Sub and PMID executed the Merger Agreement. A joint press release announcing the execution of the Merger Agreement was issued immediately after signing of the Merger Agreement.

Other Agreements

On April 3, 2008, PMID and Magic Hat entered into the NDA to facilitate the mutual sharing of confidential information and in order to allow the PMID and Magic Hat to evaluate a potential transaction.

On April 28, 2008, George Hancock and Kurt Dammeier, directors of PMID who collectively hold approximately 29% of the outstanding Shares, entered into a Tender and Support Agreement with Magic Hat, pursuant to which they have agreed to tender the Shares owned by them in the Offer and have granted Magic Hat an irrevocable proxy with respect to such Shares. The portion of the Shares subject to the Tender and Support Agreement in excess of 19.9% of the outstanding Shares may be released from the provisions of the Tender and Support Agreement in the event of a proposal that contemplates either a tender offer for all of the outstanding Shares or a binding merger agreement that is (i) for an amount equal to at least $3.00 per Share in cash, (ii) provides for payment in full of the Break-Up Fee and Reimbursement Expense, and (iii) not contingent on any financing or satisfaction of any other material condition (e.g., due diligence).

11.	PURPOSE OF THE OFFER; THE MERGER AGREEMENT; STATUTORY REQUIREMENTS; DISSENTERS’ RIGHTS; “GOING PRIVATE” TRANSACTIONS; PLANS FOR PMID

(a) Purpose.  The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, PMID. The Offer, as the first step in the acquisition of PMID, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of PMID not purchased pursuant to the Offer or otherwise.

(b) The Merger Agreement.  The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which Parent and Offeror have filed as an exhibit to the Tender Offer Statement on Schedule TO that Parent and Offeror have filed with the SEC, which you may examine and copy as set forth in Section 9 — “Information Concerning Parent, Offeror and Magic Hat.”

The Offer.  The Merger Agreement provides that Offeror will commence the Offer on July 2, 2008, or promptly thereafter as is reasonably practical, and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 14 — “Conditions of the Offer,” Offeror will purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of PMID, Offeror will not (a) decrease the price to be paid in the Offer or change the form of consideration payable in the Offer, (b) decrease the number of Shares sought to be purchased in the Offer, (c) impose additional conditions to the Offer, (d) except as provided in the Merger Agreement, waive or amend the Minimum Condition, (e) amend any other term of the Offer in a manner materially adverse to the PMID shareholders, or (f) except as provided in the Merger Agreement, extend the expiration of the Offer beyond the initial Expiration Date.

Offeror may, without the consent of PMID, (a) extend the Offer for one or more periods of not more than ten business days if, at the then-scheduled Expiration Date, any of the conditions of the Offer will not have been satisfied or waived, or (b) if all of the conditions of the Offer are satisfied but the number of Shares that have been validly tendered and not properly withdrawn in the Offer, together with any Shares then owned by Parent, Offeror or any other wholly owned subsidiary of Parent, is less than 90% of the outstanding Shares, commence a subsequent offering period for three to twenty business days to acquire the remaining outstanding Shares. Offeror shall extend the Offer for any period required by any rule or position of the SEC or the Staff of the SEC applicable to the Offer.

Also, if, at the then scheduled Expiration Date, the Minimum Condition has not been satisfied and (a) PMID has not received a Takeover Proposal (as defined below), (b) the failure to achieve the Minimum Condition is not a result of PMID’s failure to comply in any material respects with its obligations under the Merger Agreement, and (c) the conditions to the Offer other than the Minimum Condition are reasonably capable of being satisfied within five calendar days (or are unsatisfied because of a material breach by Parent or Offeror under the Merger Agreement), at the request of PMID, Parent and Offeror shall extend the Expiration Date up to two times and not to exceed five business days on any single extension.

Recommendation.  PMID has represented to Parent in the Merger Agreement that the board of directors of PMID has by resolutions duly adopted at a meeting duly called and held (i) approved the Merger Agreement, and deemed the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of PMID shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (iii) taken all other action necessary to render the provisions of Chapter 23B.19 of the WBCA on Business Combinations with Interested Shareholders, if applicable, and the Company Rights inapplicable to each of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and (iv) recommended that PMID shareholders accept the Offer and tender their Shares in the Offer.

PMID further represented that North Point, PMID’s financial advisor, has delivered to PMID a written opinion to the effect that, as of the date of the Merger Agreement, the consideration to be received by the PMID shareholders pursuant to the Offer and the Merger is fair, from a financial point of view, to the PMID shareholders.

Directors.  The Merger Agreement provides that, promptly upon the acceptance of any Shares for payment by Offeror (the “Appointment Time”), and from time to time thereafter, Offeror is entitled to designate up to three directors (who shall initially be R. Martin Kelly, Alan Newman and Gregory G. Gatta) to be appointed to the PMID board of directors, and PMID shall, upon Offeror’s request, promptly take all actions necessary to (i) enable and cause such designees to be so appointed to the PMID board of directors, and (ii) seek and accept the resignation of all existing directors of PMID other than the two Independent Incumbent Directors (such existing directors have agreed to resign when required), and (iii) decrease the size of the PMID board of directors to five members. PMID will, at such times, cause individuals designated by Offeror to constitute a majority of the members of each committee of the PMID board of directors, other than any committee of the PMID board of directors established to take action under the Merger Agreement, which committee must be composed only of Independent Incumbent Directors (as defined below).

In the event that Offeror’s designees are elected or designated to the PMID board of directors, then, until the time the Merger becomes effective (the “Effective Time”), PMID shall use its reasonable efforts to cause the PMID board of directors to have two directors who (a) were directors on the date of the Merger Agreement, (b) are independent directors for purposes of the continued listing requirements of the NASDAQ and the SEC rules and regulations and (c) are reasonably satisfactory to Offeror (the “Independent Incumbent Directors”). If any Independent Incumbent Director is unable to serve due to death, disability or any other reason, the remaining Independent Incumbent Director shall be entitled to designate another individual who was a non-employee director on the date of the Merger Agreement and who meets the requirements of independence contained in the rules and regulations of the SEC and NASDAQ, to fill the vacancy, and such director will be deemed to be an Independent Incumbent Director for purposes of the Merger Agreement. If no Independent Incumbent Director remains prior to Effective Time, a majority of the members of the PMID board of directors shall be entitled to designate two individuals to fill such vacancies, provided that such individuals shall meet the requirements of independence of the rules and regulations of the SEC and NASDAQ and shall be reasonably satisfactory to Offeror and such directors will be deemed Independent Incumbent Directors for purposes of the Merger Agreement. Following the Appointment Time and prior to the Effective Time of the Merger, the approval of both of the Independent Incumbent Directors shall be required to authorize (i) any termination of the Merger Agreement or amendment to the Merger Agreement which is adverse to the PMID shareholders (other than Parent or Offeror), (ii) any extension by PMID of the time for performance of any of the obligations or other acts of Offeror or Parent, or (iii) waiver of any of PMID’s rights under the Merger Agreement or other action, in each case, adversely affecting the rights of the PMID shareholders (other than Parent or Offeror).

The Merger.  The Merger Agreement provides that, at the Effective Time, Offeror will be merged with and into PMID. Following the Merger, the separate corporate existence of Offeror will cease and PMID will continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

PMID has agreed that, if required by applicable law in order to consummate the Merger, it will, in accordance with applicable law, (a) duly set a record date, call, give notice of, convene and hold a special meeting of the PMID shareholders promptly following the Appointment Time for the purpose of considering and voting upon approval of the Merger, the Merger Agreement and the transactions contemplated thereby, and (b) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement, and use its reasonable best efforts (1) to obtain and furnish the information required to be included by the SEC in the proxy statement and, after consultation with Parent, to respond promptly to any comments made by the SEC or the staff of the SEC with respect to the preliminary proxy statement and to cause a definitive proxy statement to be mailed to the PMID shareholders as soon as reasonably practicable, which proxy statement will include all information required by applicable law, the PMID board of directors recommendation that the PMID shareholders approve and adopt the Merger Agreement and the Merger to the extent required by applicable law, and (2) subject to the terms of the Merger Agreement, to obtain the necessary approvals of the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement by the PMID shareholders. The Merger Agreement provides that subject to the terms of the Merger Agreement, PMID will, through the PMID board of directors, recommend that the PMID shareholders approve and adopt the Merger Agreement, the Merger and the transactions contemplated thereby, and, except as expressly permitted by the Merger Agreement, will not withdraw, amend or modify in a manner adverse to Parent the PMID board of directors recommendation. Parent has agreed in the Merger Agreement that it will vote, or cause to be voted, all of the Shares then owned by it, Offeror or any of Parent’s other subsidiaries in favor of the approval of the Merger and the Merger Agreement.

The Merger Agreement further provides that, notwithstanding the foregoing, if Parent or Offeror acquires, together with the Shares owned by Parent, Offeror or any other of Parent’s other subsidiaries, at least 90% of the outstanding Shares, the parties to the Merger Agreement will, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Appointment Time by means of a short-form merger without a meeting of the PMID shareholders as provided in accordance with Chapter 23B.11.040 of the WBCA.

Top-Up Option.  PMID granted to Parent and Offeror an irrevocable option to purchase, at a per share price equal to the price to be paid in the Offer, Shares equal to the number of Shares that, when added to the number of Shares owned by Parent, Offeror and Parent’s other subsidiaries immediately following consummation of the Offer, equals one share more than 90% of the Shares then outstanding on a fully diluted basis provided that PMID shall only be required to issue up to that number of Shares that would not require a vote of its shareholders to authorize the issuance of additional shares of capital stock under NASDAQ rules without requiring a stockholder vote.

Charter, Bylaws, Directors and Officers.  The PMID Articles of Incorporation will be amended at the Effective Time to conform to the Articles of Incorporation of Offeror, as in effect immediately prior to the Effective Time, and Offeror’s bylaws in effect immediately prior to the Effective Time will be the Surviving Corporation’s bylaws, in each case, with the exception that the name of the Surviving Corporation shall be “Pyramid Breweries Inc.”. From and after the Effective Time, the officers of PMID will be the initial officers of the Surviving Corporation and the directors of Offeror will be the directors of the Surviving Corporation, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Treatment of Shares in the Merger.  By virtue of the Merger and without any action on the part of the PMID shareholders, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (a) any Shares directly held in treasury by PMID or owned by Parent, the Offeror or any other wholly owned subsidiary of Parent or PMID and (b) Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected his right to be paid the fair value of such Shares (“Appraisal Shares”) in accordance with the provisions of the WBCA), will be canceled and cease to exist, and will be converted into the right to receive an amount of cash, without interest, equal to the Offer Price. If a PMID shareholder fails to validly perfect or loses such dissenters’ rights, then the Appraisal Shares will be deemed to have been canceled at the Effective Time, and such PMID shareholder will be entitled to receive the price paid in the Offer (payable without any interest thereon) as compensation for such cancellation. See “— Dissenters’ Rights.”

Treatment of PMID Stock Options and Restricted Stock in the Merger; Employee Stock Purchase Plan.  The Merger Agreement provides that, at the Effective Time, each stock option to acquire Shares, to the extent not exercised before such time, will be cancelled, and of no further force and effect, and the holder of each such option shall be entitled to receive from Parent, as soon as practicable after, but in no event more than three (3) Business Days after, the Effective Time, an amount in cash equal to the product of (x) the number of Shares subject to each such option and (y) the excess of the Offer Price over the exercise price per share of such option, which cash payment shall be treated as compensation and shall be net of any applicable withholding Tax. Stock options with respect to which the exercise price per share is not greater than the Offer Price will be cancelled, and of no further force and effect, without payment to the holder.

All unvested restricted stock will become fully vested upon the closing of the Offer, and any restricted stock not tendered in the Offer will be converted into a right to receive cash in the Merger on the same terms as all other outstanding common stock.

Representations and Warranties.  Pursuant to the Merger Agreement, PMID has made customary representations and warranties to Parent and Offeror with respect to, among other matters, its organization, standing and corporate power, its subsidiaries, capitalization, authority, conflicts, consents and approvals, filings with the SEC and securities law matters, financial statements and internal controls, information supplied and to be supplied for inclusion in the Tender Offer Statement on Schedule TO and the Schedule 14D9, the absence of any certain change or Material Adverse Effect (as defined below), litigation, contracts, compliance with laws, labor matters, employee benefit plans, the nonexistence of any parachute gross ups, taxes, equipment and title to properties, environmental matters, intellectual property, voting requirements, PMID Articles of Incorporation provisions, suppliers, opinion of financial advisor, insurance, interested party transactions, undisclosed liabilities, inapplicability of the PMID Rights Agreement or takeover statutes under the WBCA, and brokerage and finders’ fees.

Parent and Offeror have made customary representations and warranties to PMID with respect to, among other matters, organization, standing and corporate power, authority, conflicts, consents and approvals, information supplied and to be supplied for inclusion in the Tender Offer Statement on Schedule TO and the Schedule 14D-9, litigation, ownership of PMID Shares, interim operations of Offeror, required funds and brokerage and finders’ fees.

The representations and warranties contained in the Merger Agreement were made solely for purposes of the Merger Agreement and are qualified by information in confidential disclosure schedules provided by PMID to Parent and Offeror in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Parent and Offeror, on the one hand, and PMID, on the other hand, rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Parent, Offeror or PMID.

Efforts to Close the Transactions.  In the Merger Agreement, each of Parent, Offeror and PMID agreed to use its best efforts to take all actions necessary, proper or advisable under applicable law to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions and other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement. However, the parties agreed that nothing in the Merger Agreement would obligate Parent or any of its subsidiaries or affiliates to propose or agree to accept any undertaking or restriction, or to take or commit to take any action (a) the effectiveness of which is not conditional on the consummation of the Merger or (b) that, individually or in the aggregate, is or would reasonably be expected to be materially adverse (with materiality being measured in relation to the size of PMID and its subsidiaries taken as a whole) to PMID or any of its subsidiaries or Parent or any of its subsidiaries, either before or after giving effect to the Offer or the Merger, or Parent’s ownership or operation of any portion of PMID’s or any of its subsidiaries’ business or assets (a “Materially Burdensome Condition”).

PMID Rights Agreement.  Pursuant to the Merger Agreement, the PMID board of directors has taken all actions necessary to render the PMID Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Shareholder Litigation.  PMID agreed to give Parent prompt written notice of, and the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any shareholder litigation against PMID and/or its directors relating to the transactions contemplated by the Merger Agreement, and agreed that no such settlement shall be agreed to without Parent’s prior written consent.

Tax Matters.  During the period from the date of the Merger Agreement to the Effective Time, PMID will, and will cause each of its subsidiaries to, (a) timely file all material tax returns, (b) timely pay all material taxes due and payable, (c) promptly notify Parent of any material actions that become pending against or with respect to PMID or any of its subsidiaries in respect of any amount of tax and not settle any material tax liability without Parent’s prior written consent, (d) not make or change any material tax election, annual accounting period or accounting method with respect to taxes, surrender any right to claim a refund of taxes, or take any other similar action relating to the filing of any tax return or the payment of any tax, other than with Parent’s prior written consent or other than in the ordinary course of business consistent with past practice.

Indemnification; Directors’ and Officers’ Insurance.  Pursuant to the Merger Agreement, Parent will cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, whether asserted or claimed prior to, or after the Effective Time occurred for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of PMID and its subsidiaries as provided in the PMID Articles of Incorporation, the PMID bylaws, the organization documents of any subsidiary or any written indemnification contract between such directors or officers and PMID (in each case, as in effect on the date of the Merger Agreement), without further action, as of the Effective Time and such obligations will survive the Merger and will continue in full force and effect in accordance with their terms. In the Merger Agreement, Parent also has agreed that it will maintain in effect, for a period of six years after the Effective Time (or, if Offeror accepts for payment Shares in the Offer but thereafter the Merger does not occur for any reason, then from the Appointment Time through the sixth anniversary of the date on which the Appointment Time occurs), (a) PMID’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered under such policies, on terms no less favorable than those of such policy in effect as of the date of the Merger Agreement; provided that neither Parent nor PMID will be obligated to pay more than 150% of the annual premiums currently paid by PMID for such insurance and (b) provisions in the Articles of Incorporation and Bylaws of the Surviving Corporation (or of PMID if the Merger does not occur) no less favorable than the provisions with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of PMID and its subsidiaries for acts or omissions occurring at or prior to the Effective Time, contained in the Bylaws and Articles of Incorporation of PMID.

Employee Benefit Matters.  With respect to employee benefit matters, the Merger Agreement provides that from and after the Effective Time, the Surviving Corporation is obligated to honor all employee benefit plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that nothing in the Merger Agreement shall prohibit the amendment or termination of any such employee benefit plans, arrangements and agreements in accordance with their terms and applicable law or will require Parent or the Surviving Corporation to continue the employment of any specific person. Additionally, the Merger Agreement provides that PMID employees will be credited for years of service with PMID with respect to employee benefit plans of the Surviving Corporation.

Conduct of PMID’s Business.  During the period from the date of the Merger Agreement to the earlier of the Appointment Time and the termination of the Merger Agreement in accordance with its terms, the Merger Agreement obligates PMID to conduct, and to cause each of its subsidiaries to conduct, its operations in the ordinary course consistent with past practice prior to the closing of the Merger and in compliance with applicable laws, except as set forth in the PMID disclosure schedule, as consented to in writing in advance by Parent or as otherwise expressly permitted or required by the Merger Agreement, and obligates PMID to use reasonable efforts to preserve intact its business organizations, retain the services of its officers and employees and consultants, maintain its rights, permits and other authorizations issued by governmental entities and preserve its relationships with customers, suppliers, licensors, licensees, landlords, distributors and others having business dealings with it. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of PMID prior to the Appointment Time, which provide that, subject to certain exceptions, PMID will not (and will not permit any of its subsidiaries to) take certain actions without the prior written consent of Parent, including, among other things, actions related to dividends and distributions; issuances, sales, purchases and recapitalizations of its capital stock;

amendments to organizational documents; acquisitions or sales of assets or properties; material commitments or transactions outside of the ordinary course; assumption of indebtedness; capital expenditures; litigation settlements; waivers of material claims; material contracts, collective bargaining agreements and benefit plans; granting severance or termination pay or increasing compensation; acceleration of the payment of benefits; changes in tax or accounting methods and material modifications to pricing or investment policies.

No Solicitation.  PMID agreed that, until the earlier of the Appointment Time and the termination of the Merger Agreement, in accordance with its terms, it will not, and will not authorize or permit any of its subsidiaries or any of their respective directors, officers or employees or any advisor, agent, representative or controlled affiliate to, directly or indirectly:

•	solicit, initiate or knowingly encourage or knowingly facilitate any Takeover Proposal or the making thereof;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Takeover Proposal; or

•	waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person other than Parent.

PMID also agreed that it would, and would cause its subsidiaries to, immediately cease and terminate all existing discussions or negotiations with any person conducted up to the date of the Merger Agreement with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any subsidiary of PMID) or businesses that constitute 15% or more of the revenues, net income or assets of PMID and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of PMID, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of PMID, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving PMID or any of its subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of PMID or of any resulting parent company of PMID, in each case other than the transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, at any time prior to the Appointment Time, in response to a bona fide written Takeover Proposal that the PMID board of directors reasonably determines in good faith (after consultation with outside counsel and its current or another reputable financial advisor) is or is reasonably likely to result in a Superior Proposal, and which Takeover Proposal was not solicited after the date of the Merger Agreement and was made after such date and PMID was not in material breach of the Merger Agreement, PMID may:

•	furnish information with respect to PMID and its subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement containing customary confidentiality and standstill provisions; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person; and

•	participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives);

if and only to the extent that the PMID board of directors concludes in good faith (after consultation with its outside counsel and its current or another reputable financial advisor) that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

The term “Superior Proposal” means any bona fide written offer made by a third party which, if consummated would result in such person (or its shareholders) owning, directly or indirectly, substantially all of the assets of PMID, or which takes the form of a tender offer by such person for all of the outstanding Shares or a merger agreement whereby such person would upon consummation own all outstanding Shares, and which the PMID board of directors reasonably determines in good faith (after consultation with its current or another reputable financial advisor) to (i) be more favorable to the PMID shareholders from a financial point of view than the Offer and the Merger (taking into account all the terms and conditions of such proposal and the Merger Agreement (including any Termination Fee and Expenses payable to Parent and any changes to the financial terms of the Merger Agreement proposed by Parent in response to such offer or otherwise)), (ii) not be contingent on any financing or satisfaction of any other material condition, (iii) include a provision for payment in full of the Termination Fee and Expenses payable to Parent under the Merger Agreement, and (iv) be reasonably likely to be completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Until the earlier of the Appointment Time and the termination of the Merger Agreement, in accordance with its terms, neither the PMID board of directors nor any committee thereof may (a) withdraw, modify or qualify in any manner adverse to Parent its recommendation for the Offer, the Merger and the Merger Agreement, take any other action or make any public statement in connection with such recommendation, the Offer, the Merger or the PMID shareholders’ meeting that is inconsistent with such recommendation, or adopt or recommend (or publicly propose to do so) any Takeover Proposal or (b) adopt or recommend (or publicly propose to do so) or allow PMID or any of its subsidiaries to enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to the Appointment Time, the PMID board of directors may in response to a Takeover Proposal that the PMID board of directors reasonably determines in good faith (after consultation with its current or another reputable financial advisor) constitutes a Superior Proposal and that was unsolicited and made after the date of the Merger Agreement and did not result from or arise in connection with a material breach thereof:

•	make an adverse recommendation change if the PMID board of directors has concluded in good faith, after consultation with its outside legal counsel, that in light of such Superior Proposal, the failure of the PMID board of directors to effect an adverse recommendation change would be inconsistent with its fiduciary duties under applicable law; or

•	cause PMID to terminate the Merger Agreement and concurrently enter into an acquisition agreement for the Superior Proposal if the PMID board of directors has concluded in good faith, after consultation with its outside legal counsel, that in light of such Superior Proposal, the failure of the PMID board of directors to terminate the Merger Agreement would be inconsistent with its fiduciary duties under applicable law, and provided that concurrently with such termination PMID pays to Parent the Termination Fee and Expenses as described below under “— Effect of Termination.”

However, PMID will not be entitled to exercise its fiduciary right to make an adverse recommendation change or to terminate the Merger Agreement unless it has (a) provided to Parent four business days’ prior written notice that the PMID board of directors intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal, (b) during such four business day period, if requested by Parent, engaged in good faith negotiations with Parent to amend the Merger Agreement in such a manner that the Takeover Proposal no longer is a Superior Proposal and (c) at the end of such four business day period, such Takeover Proposal has not been withdrawn and the PMID board of directors determines in good faith that such Takeover Proposal continues to constitute a Superior Proposal. PMID must also promptly (and in any event within 24 hours of learning of the relevant information) advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions and the identity of the person making any such Takeover Proposal. PMID will keep Parent fully informed in all material respects of the status and details (including any change to the material terms thereof) of any Takeover Proposal.

Access to Information.  The Merger Agreement provides that PMID will give Parent and its representatives reasonable access during normal business hours and upon reasonable prior notice to PMID during the period prior to the Effective Time or the termination of the Merger Agreement, to all of PMID’s and its subsidiaries’ properties, books, contracts, commitments, personnel and records as Parent may from time to time reasonably request. It also provides that each of Parent and PMID will hold, and will cause their respective representatives to hold, all information received from the other party in confidence in accordance with, and will otherwise abide by and be subject to, the terms and conditions of the confidentiality agreement between PMID and Parent.

Conditions to Consummation of the Merger.  Pursuant to the Merger Agreement, the respective obligations of Parent, Offeror and PMID to consummate the Merger are subject to the satisfaction of each of the following conditions:

•	if and to the extent required by applicable law, PMID shareholders will have approved and adopted the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	Parent or Offeror will have accepted for payment and paid for the Shares pursuant to the Offer in accordance with the terms of the Merger Agreement; and

•	no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other law, rule, legal restraint or prohibition will be in effect preventing consummation of the Merger or imposing a Materially Burdensome Condition.

Guaranty.  Pursuant to the Merger Agreement, Magic Hat has fully, unconditionally and irrevocably guaranteed to PMID the due and punctual payment of the merger consideration in connection with the Offer and the Merger and any other monetary obligations of Parent or Offeror and the due and punctual performance of all other obligations of Parent or Offeror to PMID, all in accordance with the terms of the Merger Agreement. The guaranty is a guaranty of payment and performance and shall not be conditioned or contingent upon the pursuit of any remedies against Parent or Offeror.

Termination.  The Merger Agreement may be terminated prior to the Effective Time, and the Offer and the Merger may be abandoned (notwithstanding any approval of the Merger Agreement by the PMID shareholders):

•	by mutual written consent of Parent, Offeror and PMID;

•	by either Parent or PMID, if:

•	the Appointment Time has not occurred on or before December 31, 2008 (the “End Date”), provided, however, that the right to terminate the Merger Agreement in this circumstance will not be available to the party whose willful breach of a representation or warranty, covenant or agreement in the Merger Agreement or whose other action or failure to act has been a principal cause of or resulted in the failure of the Appointment Time to occur on or before such date;

•	if prior to the Appointment Time any order, injunction, judgment, law, rule, legal restraint or prohibition preventing consummation of the Offer or the Merger or imposing a Materially Burdensome Condition is in effect and becomes final and nonappealable, or from and after the Appointment Time any such restraint preventing consummation of the Merger is in effect and becomes final and nonappealable;

•	if the Offer has expired or been terminated in accordance with the terms of the Merger Agreement without Parent or Offeror having accepted for purchase any Shares pursuant to the Offer, other than due to a breach of the Merger Agreement by the terminating party; or

•	if the Appointment Time shall have occurred on or before the End Date, and in the event Merger Sub accepts for payment Shares pursuant to the Offer but the Merger shall not have been consummated by the End Date;

•	by Parent, prior to the Appointment Time, if PMID has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (1) would result in any of the events or circumstances relating to a breach by PMID of its representations, warranties and covenants that would permit Parent and Offeror not to close the Offer (as described in Section 14 — “Conditions of the Offer”) and (2) is not cured, or is incapable of being cured, by PMID within 30 calendar days following receipt of written notice of such breach or failure to perform by Parent (or, if the End Date is less than 30 calendar days from the notice by Parent, is not cured or is incapable of being cured by PMID by the End Date);

•	by PMID, prior to the Appointment Time, if Parent or Offeror breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach of failure to perform (1) will prevent consummation of the Offer and (2) is not cured, or is incapable of being cured, by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from PMID (or, if the End Date is less than 30 calendar days from the notice by PMID, is not cured or is incapable of being cured by Parent by the End Date);

•	by Parent, prior to the Appointment Time, in the event that (1) the PMID board of directors withdraws, modifies or qualifies in any manner adverse to Parent its recommendation for the Offer, the Merger or the Merger Agreement, or adopts or recommends an alternative takeover proposal, or (2) the PMID board of directors fails publicly to reaffirm its adoption and recommendation of the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement within ten business days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal having been made directly to the PMID shareholders generally or otherwise becoming publicly known or any person having publicly announced a Takeover Proposal or an intention to make a Takeover Proposal;

•	by PMID, prior to the Appointment Time, in accordance with the terms and subject to the conditions of its fiduciary right to terminate the Merger Agreement to accept a Superior Proposal; provided that, concurrently with such termination, PMID pays to Parent the termination fee pursuant to the Merger Agreement described below;

•	by Parent, if PMID or any of its representatives shall have intentionally or willfully breached the “No Solicitation” provisions of the Merger Agreement, which breach is not cured without any adverse effect on Parent’s or Offeror’s ability to consummate the transactions contemplated hereby, or is incapable of being cured, within two business days; or.

•	By Parent, prior to the Appointment Time, if there shall occurred any change, effect, occurrence, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate a “Material Adverse Effect”, and such “Material Adverse Effect” is not capable of being cured within 30 calendar days following receipt of notice thereof from Parent.

Effect of Termination.  In the event of the termination of the Merger Agreement by either PMID or Parent in accordance with its terms, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of any party to the Merger Agreement, except that certain provisions will survive any such termination, including provisions relating to the payment of termination fees and expenses in the circumstances described below. However, no party would be relieved from any liability or damages resulting from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

If:

•	the Merger Agreement is terminated by Parent because (1) the PMID board of directors withdraws, modifies or qualifies in any manner adverse to Parent its recommendation for the Offer, the Merger or the Merger Agreement, or adopts or recommends an alternative Takeover Proposal, (2) the PMID board of directors fails publicly to reaffirm its adoption and recommendation of the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement within ten business days of receipt of a written request by Parent to provide such reaffirmation following an alternative Takeover Proposal or (3) if PMID or any of its representatives shall have intentionally or willfully breached the “No Solicitation” provisions of the Merger Agreement, which breach is not cured without any adverse effect on Parent’s or Offeror’s ability to consummate the transactions contemplated hereby, or is incapable of being cured, within two business days;

•	the Merger Agreement is terminated by PMID pursuant to its fiduciary right to terminate the Merger Agreement to accept a Superior Proposal; or

•	(1) a Takeover Proposal shall have been made to PMID or directly to PMID shareholders generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal; (2) thereafter, the Merger Agreement is terminated either by PMID because the Appointment Time has not have occurred on or before the End Date, by either PMID or Parent because the Offer has expired and the Minimum Condition has not been satisfied, or by Parent if

PMID has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement and if such breach or failure allow Parent to terminate the Merger Agreement in accordance with its terms; and (3) concurrently with or within six months of such termination, PMID enters into a definitive contract to consummate, or consummates, the transactions contemplated by any Takeover Proposal;

then PMID will pay Parent a termination fee equal to $1,000,000 (the “Termination Fee”) plus the cash amount necessary to fully reimburse Parent, Offeror, and their affiliates for all out-of-pocket fees and expenses incurred (whether or not billed) at any time (whether before or after the date hereof) prior to the termination of the Merger Agreement by any of them or on their behalf in connection with the Merger, their due diligence investigation of PMID and the transactions contemplated by the Merger Agreement, including all fees and expenses of counsel, investment banking firms or financial advisors (and their respective counsel and representatives), accountants, experts and consultants to Parent or any of its affiliates in connection with the Merger (collectively, “Expenses”).

Amendment.  The Merger Agreement may be amended by a signed writing by PMID, Parent and Offeror at any time before or after any approval of the Merger Agreement by PMID shareholders, but, after any such approval, no amendment will be made that by law requires further approval by the PMID shareholders without obtaining such further approval.

Extension; Waiver.  At any time prior to the Effective Time, the parties to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Expenses.  Except as noted above under “— Effect of Termination,” all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party to the Merger Agreement incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

(a) Dissenters’ Rights.  Holders of the Shares do not have dissenters’ rights in connection with the Offer. However, if the Merger (including a short-form merger) is consummated, holders of the Shares at the effective time of the Merger will have certain rights under the provisions of Chapter 23B of the WBCA, including the right to dissent from the Merger and obtain payment in cash of the fair value of their Shares. Dissenting shareholders of PMID who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash, together with a fair and equitable rate of interest thereon. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than or the same as the price per Share to be paid in the Merger.

The foregoing summary of the rights of dissenting shareholders under the WBCA does not purport to be a complete statement of the procedures to be followed by PMID shareholders desiring to exercise any available dissenters’ rights.

The preservation and exercise of dissenters’ rights require strict adherence to the applicable provisions of the WBCA. Failure to follow the steps required by the WBCA for perfecting dissenters’ rights may result in the loss of such rights. PMID shareholders who tender shares in the Offer will not have dissenters’ rights.

(b) “Going Private” Transactions.  The SEC has adopted Rule 13e-3 promulgated under the Exchange Act, which is applicable to certain “going private” transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (1) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (2) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Parent and Offeror believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, the PMID shareholders will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in the transaction be filed with the SEC and disclosed to shareholders prior to the consummation of the transaction.

(c) Plans for PMID.  In connection with the Offer, Parent and Offeror have reviewed and will continue to review various possible business strategies that they might consider in the event that Offeror acquires control of PMID, whether pursuant to the Offer, the Merger or otherwise. These changes could include, among other things, changes in PMID’s business corporate structure, capitalization and management. After Offeror acquires control of PMID, whether pursuant to the Offer, the Merger or otherwise, Offeror may appoint its representatives to the board of directors of PMID. Upon the consummation of the Merger, PMID will become a wholly owned subsidiary of Parent. Offeror’s principal reason for acquiring PMID is the strategic fit of PMID’s operations with Magic Hat’s operations.

If Offeror acquires greater than a majority but less than 66 2/3% of the total number of Shares, and if you decide not to tender your Shares in the Offer, Offeror may not be able to consummate the Merger and you may become a minority shareholder in either a public or private company in which Offeror is a controlling shareholder. In such case, Offeror intends to operate PMID in the manner set forth above, but may not be able to realize some of the strategic advantages resulting from the Merger. In addition, there may not be a public trading market for the Shares, or any public trading market for the Shares may be highly illiquid. In addition, PMID may be eligible to cease making filings with the SEC or otherwise cease complying with SEC rules relating to publicly-held entities. The Offeror reserves the right at any time, subject to applicable law, to purchase Shares in the open market, through privately negotiated sales or otherwise at any time the Offeror may determine, whether at a higher or lower price per Share than that paid in the Offer. See the Section 7 — “Possible Effects of the Offer on the Market for Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations”.

12.	SOURCE AND AMOUNT OF FUNDS

Offeror estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger and to pay related fees and expenses will be approximately $30 million after excluding PMID’s fees and expenses. Parent will provide Offeror with sufficient funds to purchase all Shares validly tendered in the Offer and to provide funding for the acquisition of the remaining Shares in the Merger, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. Pursuant to the Merger Agreement, Magic Hat guaranteed the payment of the merger consideration. The Offer is not conditioned upon any financing arrangements.

Parent will obtain necessary funds required to be provided by it pursuant to capital provided under financing commitments from the Basso Entities. The following summary of financing commitments is qualified in its entirety by reference to the commitment letter described below, a copy of which is filed as an exhibit to the Schedule TO and is incorporated by reference. You are urged to read the commitment letter in its entirety.

Parent received a financing commitment letter dated June 25, 2008 from Basso Management, on behalf of the Basso Entities (the “Commitment Letter”), pursuant to which the Basso Entities committed, subject to the terms and conditions set forth in the Commitment Letter, to provide Parent with up to $30 million of financing necessary for consummation of the Merger (the “Financing”). The Financing may be in the form of equity financing and/or debt financing.

The commitment and the Financing are conditioned upon (i) the satisfaction of all terms and conditions to Parent’s obligation to consummate the Merger under the Merger Agreement (without satisfaction by waiver of any such terms and conditions), (ii) negotiation and execution of definitive terms sheets and documentation customary for transactions of this nature, (iii) the closing of the Financing on or before August 31, 2008, (iv) execution of employment agreements with key members of the senior management team of Parent, Magic Hat and PMID that are satisfactory to Basso Management, (v) Basso Management’s review and satisfaction with the combined financial projections for Parent, Magic Hat and PMID and (vi) no material adverse change in the business or prospects of Parent or Magic Hat.

Parent or Magic Hat will pay, on the earlier of August 31, 2008 or the closing of the Merger, a commitment fee equal to 2.0% of the financing and reimburse Basso Management for expenses incurred in connection with the financing.

The Basso Entities are private investment funds managed by Basso Management, an investment adviser registered with the SEC under the Investment Advisers Act of 1940. The Basso Entities have sufficient liquidity to meet their funding obligations under the Commitment Letter.

13.	DIVIDENDS AND DISTRIBUTIONS

The Merger Agreement provides that, without the prior written consent of Parent, PMID will not, and will not permit any of its subsidiaries to, from the date of the Merger Agreement until the earlier of the Appointment Time and the termination of the Merger Agreement, in accordance with its terms:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of any of its capital stock, other than dividends or distributions by a wholly owned subsidiary of PMID to PMID or a wholly owned subsidiary of PMID;

•	adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect or lieu of, or in substitution for, shares of its capital stock;

•	purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions (1) required by the terms of the applicable PMID Stock Plan or (2) required by the terms of any plans or contract existing on the date of the Merger Agreement between PMID or any of its subsidiaries and any current or former director, officer, employee or independent contractor, of PMID or any of its subsidiaries;

•	issue, deliver, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, rights to receive, that are convertible into or exercisable for Shares on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of PMID Common Stock (“PMID Stock-Based Awards”) (other than the issuance of Shares upon the exercise of Company Stock Options outstanding as of the date of this Agreement in accordance with their terms as of the date of this Agreement); or

•	enter into any contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of Shares or the capital stock of any subsidiary.

14.	CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act), neither Parent nor Offeror will be required to accept for payment or pay for any tendered Shares, if (1) there will not be validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares that represents at least 66 2/3% of the total number of outstanding Shares on a fully diluted basis (which assumes conversion or exercise of all notes, stock-options and other derivative securities of PMID, regardless of the conversion or exercise price or other terms and conditions of such securities) on the Expiration Date, it being agreed, that Offeror may waive such condition only in the event that there shall have been validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares that represents at least a majority (50.1%) of the total number of outstanding Shares on a fully diluted basis on the Expiration Date (this condition is called the Minimum Condition), or (2) at any time on or after the date of the Merger Agreement and prior to the Appointment Time, any of the following events or circumstances will occur and continue to exist:

•	there will be any temporary, preliminary or permanent order, injunction, judgment, law, rule, legal restraint or prohibition in effect preventing the consummation of the Offer or the Merger or imposing a Materially Burdensome Condition;

•	there will be instituted or pending any material action by any governmental entity seeking to restrain or prohibit the purchase of Shares pursuant to the Offer or the consummation of the Offer or imposing a Materially Burdensome Condition;

•	(1) any representation or warranty of PMID regarding its capital structure, authority, consents and approvals and regarding the absence of a Material Adverse Change or of broker fees will not be true and correct, or (2) any other representation or warranty of PMID contained in the Merger Agreement shall not be true and correct in all material respects (other than those representations and warranties which are stated therein to be qualified as to materiality, including the phrase “material,” “in all material respects,” “Material Adverse Effect” or “Material Adverse Change,” which shall be true and correct in all respects) as of the date of the Agreement and as of the date of determination as though made on the date of determination (except to the extent that such representation or warranty expressly relates to a specified date, in which case as of such specified date);

•	PMID will not have performed in all material respects all agreements, covenants and obligations required to be performed by it under the Merger Agreement at or prior to the date of determination;

•	there will have occurred, since the date of the Merger Agreement, a Material Adverse Effect;

•	PMID will not have furnished Parent with a certificate dated as of the date of determination signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in the three prior bullets above will not have occurred and continue to exist;

•	any written consent or waiver of any of Morgan Stanley Mortgage Company Inc., California First Leasing Corporation or First Mutual Bank required in order to permit the indebtedness of PMID and its subsidiaries to continue to be outstanding after the consummation of the Offer and the Merger without default, acceleration or amendment on the terms applicable to such indebtedness;

•	any consent, approval or authorization of any governmental or regulatory authorities, including the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Department of the Treasury and any state alcohol beverage authority, required of Parent, PMID or any of their subsidiaries required prior to or at the time of closing the Offer shall not have been obtained or shall have been obtained subject to a Materially Burdensome Condition, other than consents, approvals or authorizations (“Approvals”) under applicable state Alcoholic Laws where both (i) any individual state with respect to which such Approvals have not been obtained (A) is a state in which PMID and its subsidiaries do not operate any facilities, (B) is not an Approval necessary PMID or any of its subsidiaries to continue after closing the Offer to produce alcoholic beverages operating consistently with its current operations and practices, and (C) is a state into which the volume of alcoholic beverage sales by PMID and its subsidiaries is 2007 was less than 1% of the total 2007 volume of alcoholic beverage sales by PMID and its subsidiaries; and (ii) the aggregate volume of 2007 alcoholic beverage sales by PMID and its subsidiaries in all states for which such Approvals have not been obtained does not exceed 5% of the total 2007 volume of alcoholic beverage sales by PMID its subsidiaries (“De-Minimis State Approvals”); and

•	the Merger Agreement will have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Offeror, may be asserted by Parent or Offeror, regardless of the circumstances giving rise to any such conditions, and, other than the Minimum Condition, may be waived by Parent or Offeror in whole or in part at any time and from time to time, subject to the terms of the Merger Agreement. The failure by Parent or Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

The Merger Agreement defines a “Material Adverse Change” or “Material Adverse Effect” as any change, effect, event, occurrence, state of facts or development which individually or in the aggregate is or would reasonably be expected (x) to prevent, materially delay or materially impede the ability of PMID to consummate the Offer, the Merger or the other transactions contemplated by this Agreement or (y) to be materially adverse to (1) the business, assets, condition (financial or otherwise), liabilities, capitalization or results of operations of PMID and its subsidiaries, taken as a whole or (2) the ability of PMID to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement by the End Date; provided in the case of (y)(1) above that none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Change or Material Adverse Effect:

•	any change, effect, event, occurrence, state of facts or development (A) in the financial or securities markets or the economy in general or (B) in the industries in which PMID or any of its subsidiaries operates in general, to the extent (in the case of (A) or (B)) that such change, effect, event, occurrence, state of facts or development does not disproportionately impact PMID or any of its subsidiaries;

•	changes in the trading price of Shares between the date hereof and the Effective Time, (it being understood that any fact or development giving rise to or contributing to such change in the trading price of Shares may be taken into account in determining whether it has been or will be a Material Adverse Change or Material Adverse Effect); or

•	any effect to the extent resulting from entering into the Merger Agreement or the announcement of the transactions contemplated by the Merger Agreement (subject to an exception for the noncontravention representation by PMID regarding the execution of the Merger Agreement).

15.	LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

Except as set forth in this Offer to Purchase, based on Parent’s and Offeror’s review of publicly available filings by PMID with the SEC and other information regarding PMID, neither Parent nor Offeror is aware of any licenses or regulatory permits (other than alcohol beverage licenses) that appear to be material to the business of PMID and its subsidiaries, taken as a whole, that might be adversely affected by Offeror’s acquisition of Shares in the Offer. In addition, neither Parent nor Offeror is aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency other than the Approvals under Alcohol Laws. Should any such approval or other action be required, Parent and Offeror expect to seek such approval or action, except as described under “— State Takeover Laws.” Should any such approval or other action be required, Parent and Offeror cannot be certain that Parent and Offeror would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to PMID’s or its subsidiaries’ businesses, or that certain parts of PMID’s, Parent’s, Offeror’s or any of their respective subsidiaries’ businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, Offeror may not be required to purchase any Shares in the Offer. See the “Introduction” to this Offer to Purchase and Section 14 — “Conditions of the Offer” for a description of the conditions to the Offer.

Regulatory Approvals Under Alcohol Laws.  The manufacture and sale of alcoholic beverages is a highly regulated business. PMID operates under various federal, state, and local licenses and it is a condition to the Offer that PMID has received any Approval, other than the De-Minimis State Approvals, including under Alcohol Laws, governing the production and distribution of beer, including permitting, licensing, trade practices, labeling, advertising, marketing, alcohol content, distributor relationships, and related matters. PMID and its subsidiaries are required to file an amended notice with governmental and regulatory authorities, including the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Department of the Treasury and state or local alcohol beverage authorities, in the event of a material change in the brewery’s management or the brewery’s ownership. Because of the need to obtain many federal, state and local Approvals prior to the consummation of the Offer, there is a risk that the Offer will be extended beyond the scheduled Expiration Date.

State Takeover Laws.  PMID is incorporated in Washington and has elected in its bylaws to be subject to Chapter 23 (the “Business Combination Provisions”) of the WBCA. In general, the Business Combination Provisions prevent an “interested shareholder” (which includes a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of a corporation or is an affiliate of the corporation, and at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the corporation) from engaging in a “business combination” (defined as a variety of transactions, including mergers) with a Washington corporation for a period of five years following the time such person became an interested shareholder. However, this prohibition does not apply if prior to the time that such person became an interested shareholder, the “business combination” or the transaction which resulted in such person becoming an interested shareholder is approved by the board of directors of the corporation. The board of directors of PMID adopted a resolution rendering the provisions of Chapter 23B.19 of the WBCA on Business Combinations with Interested Shareholders, and the Company Rights, inapplicable to each of the Offer and, the Merger and the other transactions contemplated by the Merger Agreement.

A number of states have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, shareholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes (other than Chapter 23 of the WBCA) purport to apply to the Offer or the Merger, Parent and Offeror believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the U.S. Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Except as set forth in this Offer to Purchase, Parent and Offeror have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Parent and Offeror reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that Parent and Offeror take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, Parent and Offeror may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Parent and Offeror might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, Offeror may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14 — “Conditions of the Offer.”

Antitrust.  Under the HSR Act, certain acquisition transactions may not be consummated until notification forms have been filed with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements do not apply to Parent by virtue of the acquisition amount paid by Offeror in its acquisition of Shares in the Offer and the Merger.

16.	FEES AND EXPENSES

Parent has retained Innisfree M&A Incorporated as Information Agent in connection with the Offer. The Information Agent may contact PMID shareholders by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. Parent will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. Parent has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws. In addition, Parent has retained BNY Mellon Shareowner Services as the Depositary. Parent will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, Parent will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Parent will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17.	MISCELLANEOUS

Parent and Offeror are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Parent and Offeror become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Parent and Offeror will make a good faith effort to comply with that state statute. If, after a good faith effort, Parent and Offeror cannot comply with the state statute, Offeror will not make the Offer to, nor will Offeror accept tenders from or on behalf of, the PMID shareholders in that state. Parent and Offeror have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, PMID has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of the PMID board of directors with respect to the Offer and the reasons for the recommendation of the PMID board of directors and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8 — “Information Concerning PMID” and Section 9 — “Information Concerning Parent, Offeror and Magic Hat.”

Neither Parent nor Offeror has authorized any person to give any information or to make any representation on behalf of either Parent or Offeror not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, you should not rely on any such information or representation as having been authorized.

Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Offeror, PMID or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

PMID MERGER SUB, INC.

July 2, 2008

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, OFFEROR, MAGIC HAT AND BASSO

1.	PARENT

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director of Parent. Unless otherwise indicated, each director has been so employed for a period in excess of five years. Unless otherwise indicated, the business address of each of these individuals is c/o Magic Hat Brewing Company & Performing Arts Center, Inc., at 431 Pine Street, Suite G-14, Burlington, VT 05401, and each of these individuals is a citizen of the United States of America,

Directors

Name	Principal Occupation and Five-Year Employment History

Robert Martin Kelly, Jr.	2004 — Present: President, CEO and Director — Magic Hat Brewing Company & Performing Arts Center, Inc, South Burlington, VT
1999 — 2004: President, CEO and Chairman of the Board — Pyramid Breweries Inc., Seattle, WA
Alan Newman	1994 — Present: Conductor of Cosmic Symphonies, Magic Hat Brewing Company & Performing Arts Center, Inc, South Burlington, VT
Gregory Gerard Gatta	2005 — Present: Managing Director & Senior Portfolio Manager, Basso Capital Management, L.P., Stamford, CT
2002 — 2005: Vice President, Pegasus Capital Advisors, L.P., Cos Cob, CT

Executive Officers

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each executive officer of Parent. Unless otherwise indicated, each executive officer has been so employed for a period in excess of five years. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Parent. The business address of each of these individuals is c/o Magic Hat Brewing Company & Performing Arts Center, Inc., at 431 Pine Street, Suite G-14, Burlington, VT 05401, and each of these individuals is a citizen of the United States of America.

Name	Principal Occupation and Five-Year Employment History

Robert Martin Kelly, Jr.	2004 — Present: President, CEO and Director — Board of Directors, Magic Hat Brewing Company & Performing Arts Center, Inc, South Burlington, VT
1999 — 2004: President, CEO, Supervisor — Board of Directors, Pyramid Breweries Inc., Seattle, WA
Alan Newman	1994 — Present: Conductor of Cosmic Symphonies, Magic Hat Brewing Company & Performing Arts Center, Inc, South Burlington, VT
Steven Hood	2004 — Present: Vice President, Operations — Magic Hat Brewing Company & Performing Arts Center, Inc., South Burlington, VT 2001 — 2004: Chief Operating Officer — DNA Diagnostics Center, Fairfield, OH

2.	OFFEROR

Directors

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director of Offeror. Unless otherwise indicated, each director has been so employed for a period in excess of five years. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Offeror. The business address of each of these individuals c/o Magic Hat Brewing Company & Performing Arts Center, Inc., at 431 Pine Street, Suite G-14, Burlington, VT 05401, and each of these individuals is a citizen of the United States of America.

Name	Principal Occupation and Five-Year Employment History

Robert Martin Kelly, Jr.	2004 — Present: President, CEO and Director — Magic Hat Brewing Company & Performing Arts Center, Inc., South Burlington, VT
1999 — 2004: President, CEO and Chairman of the Board — Pyramid Breweries Inc., Seattle, WA
Alan Newman	1994 — Present: Conductor of Cosmic Symphonies, Magic Hat Brewing Company & Performing Arts Center, Inc., South Burlington, VT
Gregory Gerard Gatta	2005 — Present: Managing Director & Senior Portfolio Manager, Basso Capital Management, L.P., Stamford, CT
2002 — 2005: Vice President, Pegasus Capital Advisors, L.P., Cos Cob, CT

Executive Officers

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each executive officer of Offeror. Unless otherwise indicated, each executive officer has been so employed for a period in excess of five years. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Offeror. The business address of each of these individuals is c/o Magic Hat Brewing Company & Performing Arts Center, Inc., at 431 Pine Street, Suite G-14, Burlington, VT 05401, and each of these individuals is a citizen of the United States of America.

Name	Principal Occupation and Five-Year Employment History

Robert Martin Kelly, Jr.	2004 — Present: President, CEO and Director — Magic Hat Brewing Company & Performing Arts Center, Inc., South Burlington, VT
1999 — 2004: President, CEO and Chairman of the Board — Pyramid Breweries Inc., Seattle, WA
Alan Newman	1994 — Present: Conductor of Cosmic Symphonies, Magic Hat Brewing Company & Performing Arts Center, Inc., South Burlington, VT

3.  MAGIC HAT

Directors

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director of Magic Hat. Unless otherwise indicated, each director has been so employed for a period in excess of five years. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Magic Hat. The business address of each of these individuals is c/o Magic Hat Brewing Company & Performing Arts Center, Inc., at 431 Pine Street, Suite G-14, Burlington, VT 05401, and each of these individuals is a citizen of the United States of America.

Name	Principal Occupation and Five-Year Employment History

Robert Martin Kelly, Jr.	2004 — Present: President, CEO and Director — Magic Hat Brewing Company & Performing Arts Center, Inc., South Burlington, VT
1999 — 2004: President, CEO and Chairman of the Board — Pyramid Breweries Inc., Seattle, WA
Alan Newman	1994 — Present: Conductor of Cosmic Symphonies, Magic Hat Brewing Company & Performing Arts Center, Inc., South Burlington, VT
Gregory Gerard Gatta	2005 — Present: Managing Director & Senior Portfolio Manager, Basso Capital Management, L.P., Stamford, CT
2002 — 2005: Vice President, Pegasus Capital Advisors, L.P., Cos Cob, CT

Executive Officers

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each executive officer of Magic Hat. Unless otherwise indicated, each executive officer has been so employed for a period in excess of five years. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Magic Hat. The business address of each of these individuals is c/o Magic Hat Brewing Company & Performing Arts Center, Inc., at 431 Pine Street, Suite G-14, Burlington, VT 05401, and each of these individuals is a citizen of the United States of America.

Name	Principal Occupation and Five-Year Employment History

Robert Martin Kelly, Jr.	2004 — Present: President, CEO and Director — Magic Hat Brewing Company & Performing Arts Center, Inc., South Burlington, VT
1999 — 2004: President, CEO and Chairman of the Board — Pyramid Breweries Inc., Seattle, WA
Alan Newman	1994 — Present: Conductor of Cosmic Symphonies, Magic Hat Brewing Company & Performing Arts Center, Inc., South Burlington, VT
Steven Hood	2004 — Present: Vice President, Operations — Magic Hat Brewing Company & Performing Arts Center, Inc., South Burlington, VT 2001 — 2004: Chief Operating Officer — DNA Diagnostics Center, Fairfield, OH

4.	BASSO SERIES 3 (MHB), by Basso Private Series LLC, its non-member manager BASSO MULTI-STRATEGY HOLDING FUND LTD. BASSO FUND LTD. BASSO HOLDINGS LTD. BASSO CAPITAL MANAGEMENT, L.P.

Partners

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each partner of Basso Management. Unless otherwise indicated, each director and executive officer has been so employed for a period in excess of five years. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Basso Management. The business address of each of these individuals is c/o Basso Capital Management, L.P., at 1266 East Main Street, 4th Floor Stamford, CT 06902, and each of these individuals is a citizen of the United States of America.

Name	Principal Occupation and Five-Year Employment History

Howard Fischer	1994 — Present: Chief Executive Officer and Founding Managing Partner, Basso Capital Management, L.P., or its predecessor, Stamford, CT
John Lepore	1998 — Present: Founding Managing Partner, Basso Capital Management, L.P., or its predecessor, Stamford, CT
Philip Platek	1999 — Present: Founding Managing Partner, Basso Capital Management, L.P., or its predecessor, Stamford, CT
Dwight Nelson	1998 — Present: Founding Managing Partner, Basso Capital Management, L.P., or its predecessor, Stamford, CT

Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, the Share Certificates and any other required documents should be sent or delivered by each PMID shareholder or the PMID shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

BNY MELLON SHAREOWNER SERVICES

By Mail: BNY Mellon Shareowner Services Corporate Action Department PO Box 3301 South Hackensack, NJ 07606	By Overnight Courier or Hand-Delivery: BNY Mellon Shareowner Services Corporate Action Department 480 Washington Blvd, 27th Floor Jersey City, NJ 07310

You may direct questions and requests for assistance to the Information Agent at the address and telephone number set forth below. You may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the Information Agent as set forth below, and they will be furnished promptly at Parent’s expense. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

INNISFREE M&A INCORPORATED
501 Madison Avenue
20th Floor
New York, NY 10022

Banks and Brokerage Firms please call: (212) 750-5833

Call Toll-Free: (888) 750-5834